UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LANDS’ END, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2017

To our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of Lands’ End, Inc. (the “Company” or “Lands’ End”) on Thursday, May 11, 2017. The meeting will begin at 9:00 a.m. (Central time) in the Gary C. Comer Activity Center, 3 Lands’ End Lane, Dodgeville, Wisconsin, 53595.

Whether or not you plan to attend the Annual Meeting in person, please read the Proxy Statement and vote your shares. Instructions for Internet and telephone voting are included in your Notice of Internet Availability of Proxy Materials or proxy card (if you received your materials by mail).

An admission ticket (or other acceptable proof of stock ownership) and a form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Lands’ End common stock as of the close of business on March 13, 2017 will be entitled to attend the Annual Meeting. An admission ticket will serve as verification of your ownership.

•	If your Lands’ End shares are registered in your name, an admission ticket is attached to your proxy card.

•	If your Lands’ End shares are held in a bank or brokerage account, you can attend the annual meeting if you bring your Notice of Internet Availability of Proxy Materials or a recent bank or brokerage statement showing you owed shares of Lands’ End common stock on March 13, 2017. You may also contact your bank or broker to obtain a written legal proxy.

Registration will begin at 8:15 a.m. and seating will begin at 8:30 a.m. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Sincerely,

Jerome S. Griffith Chief Executive Officer and President

LANDS’ END, INC.         1 LANDS’ END LANE         DODGEVILLE, WISCONSIN 53595

Lands’ End, Inc.

1 Lands’ End Lane

Dodgeville, Wisconsin 53595

Notice of 2017 Annual Meeting of Stockholders

Date:	May 11, 2017
Time:	9:00 a.m. Central Time
Place:	Lands’ End, Inc. Gary C. Comer Activity Center 3 Lands’ End Lane Dodgeville, Wisconsin 53595

Please attend the 2017 Annual Meeting of Stockholders of Lands’ End, Inc. (the “Company,” “Lands’ End,” “our company,” “we,” “our,” or “us”) to:

1.	Elect the eight director nominees named in the accompanying Proxy Statement;

2.	Hold a non-binding advisory vote to approve the compensation of our named executive officers;

3.	Approve the Lands’ End, Inc. 2017 Stock Plan

4.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2017; and

5.	Consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is March 13, 2017. Only stockholders of record at the close of business on that date can vote at, or will be eligible to attend, the Annual Meeting.

On or about March 31, 2017 we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 13, 2017 and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

It is important that your shares are represented at the Annual Meeting. Stockholders may vote their shares (1) in person at the Annual Meeting, (2) by telephone, (3) through the Internet, or (4) by completing and mailing a proxy card if you receive your proxy materials by mail. Specific instructions for voting by telephone or through the Internet (including voting deadlines) are included in the Notice and in the proxy card. If you attend and vote at the Annual Meeting, your vote at the Annual Meeting will replace any earlier vote.

By Order of the Board of Directors.

Dorian R. Williams Senior Vice President, General Counsel, and Corporate Secretary

March 31, 2017

PROXY STATEMENT

The accompanying proxy is being solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on May 11, 2017. On or about March 31, 2017 the Company began mailing to stockholders a Notice of Internet Availability of the Proxy Materials containing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Stockholders who did not receive the Notice will continue to receive a paper or electronic copy of the proxy materials, which the Company also began sending on or about March 31, 2017.

Important Notice Regarding the Availability of Proxy Materials

for the 2017 Annual Meeting of Stockholders

The Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended January 27, 2017 are available at www.proxyvote.com.

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QUESTIONS AND ANSWERS

Q.	Why is Lands’ End distributing this Proxy Statement?

A.	Our Board of Directors is soliciting proxies for use at the Lands’ End 2017 Annual Meeting (the “Annual Meeting”) to be held on Thursday, May 11, 2017, at 9:00 a.m. Central Time, in the Gary C. Comer Activity Center, 3 Lands’ End Lane, Dodgeville, Wisconsin, 53595. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the Annual Meeting.

Q.	How was Lands’ End separated from Sears Holdings Corporation?

A.	On April 4, 2014, Sears Holdings Corporation (“Sears Holdings”) distributed 100% of the issued and outstanding shares of Lands’ End common stock to Sears Holdings stockholders as of March 24, 2014, the record date for the distribution (the “Separation”). Following the Separation, Lands’ End began operating as a separate, publicly traded company.

Q.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.	In accordance with rules and regulations adopted by the of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder, we are furnishing proxy materials, including this Proxy Statement and the Annual Report on Form 10-K, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to most of our stockholders instructing them as to how to access and review the proxy materials on the Internet. The Notice also provides instructions as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Q.	What will stockholders be asked to do at the Annual Meeting?

A.	At the Annual Meeting, our stockholders will be asked to:

•	elect the eight director nominees named in this Proxy Statement to the Board of Directors;

•	hold a non-binding advisory vote to approve the compensation of our named executive officers (as identified under “Executive Compensation”);

•	approve the Lands’ End, Inc. 2017 Stock Plan (“2017 Stock Plan”);

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2017; and

•	consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Q.	What does it mean to vote by proxy?

A.	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of eight nominees for director;

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement;

•	FOR the approval of the 2017 Stock Plan; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2017.

Q.	Who is entitled to vote?

A.	Only holders of our common stock at the close of business on March 13, 2017 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There were 32,029,359 shares of our common stock outstanding on the Record Date.

Q.	How do I cast my vote?

A.	If you hold your shares directly in your own name, you are a “registered stockholder” and can complete and submit a proxy through the Internet, by telephone or by mail (if you received your proxy materials by mail) or vote in person at the Annual Meeting. If your shares are held in the name of a broker or other nominee, you are a “street-name stockholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q.	How do I vote by telephone or through the Internet?

A.	If you are a registered stockholder, you may vote by telephone or through the Internet following the instructions in the Notice or in the proxy card. If you are a street-name stockholder, your broker or other nominee will provide information for you to use in directing your broker or nominee how to vote your shares.

Q.	Who will count the vote?

A.	A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q.	Can I change my vote after I have voted?

A.	A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you are a registered stockholder and wish to change your vote by mail, you may do so by requesting, in writing, a proxy card from the Corporate Secretary at Lands’ End, Inc., Law Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: General Counsel and Corporate Secretary. The last vote timely received prior to the Annual Meeting will be the one counted. If you are a registered stockholder, you may also change your vote by voting in person at the Annual Meeting. Street-name stockholders wishing to change their votes must contact the broker or nominee directly (the holder of record). If you are a street-name stockholder, you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting, you will not be permitted to vote unless you obtain a signed proxy from your bank, broker or other nominee.

Q.	Can I revoke a proxy?

A.	Yes, registered stockholders may revoke a properly executed proxy at any time before it is exercised by submitting a letter addressed to and received by the Corporate Secretary at the address listed in the answer to the previous question, or by voting in person at the meeting. If you are a street-name stockholder, you must contact your broker or other nominee for instructions on how to revoke your voting instructions for your shares.

Q.	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. For all Notices you receive, please enter your vote by Internet for each control number you have been assigned. If you received paper copies of proxy materials, please complete, sign and mail all proxy and voting instruction cards you receive. We encourage you to register all your accounts in the same name and address. Registered stockholders may contact our transfer agent, Computershare Trust Company, N.A., at P.O. Box 30170, College Station, Texas 77842 (1-866-627-2096). Street-name stockholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q.	What is a quorum?

A.	A majority of the outstanding shares entitled to vote, being present or represented by proxy at the Annual Meeting, constitutes a quorum. A quorum is necessary to conduct the Annual Meeting.

Q.	How many votes are needed to approve each of the proposals?

A.	Item 1: The director nominees will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting and present in person or represented by proxy. This means that the eight nominees who receive the most affirmative votes will be elected as directors.

Item 2: Approval of the compensation of our named executive officers on a non-binding advisory basis requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Item 3: Approval of the 2017 Stock Plan requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Item 4: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Q.	What is the effect of an abstention?

A.	The shares of a stockholder who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the stockholder is present in person or represented by proxy. With regard to the election of directors, votes may be cast in favor or withheld, and votes that are withheld will have no effect. On all other matters, abstentions may be specified. An abstention from voting on a proposal by a stockholder will have the same legal effect as a vote “against” such proposal.

Q.	How will votes be counted on shares held through brokers?

A.

If you are a street-name stockholder and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors, or the advisory proposal to approve the compensation of our named executive officers unless the brokers receive voting instructions from the beneficial owner. The shares of a stockholder whose shares are not voted because of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the stockholder is represented by proxy. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual

Meeting, assuming that a quorum is obtained. Brokers will be permitted to vote without voting instructions on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, assuming that a quorum is obtained.

Q.	Who may attend the Annual Meeting?

A.	Any stockholder as of the Record Date may attend. Seating and parking are limited and admission is on a first-come basis. If you are a registered stockholder, an admission ticket is attached to your proxy card. If you are a street-name stockholder, you will need to bring either a copy of your Notice that you received if you did not request printed copies of our proxy materials or a copy of a brokerage statement, proxy or letter from the broker or other nominee confirming ownership of Lands’ End, Inc. shares as of the Record Date. Each stockholder also may be asked to present valid picture identification (for example, a driver’s license or passport).

Q.	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A.	Yes. Registered stockholders can sign up for electronic delivery at www.proxyvote.com. If you vote through the Internet, you can also sign up for electronic delivery. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing links to our Annual Report on Form 10-K and the Proxy Statement for our 2018 annual meeting. Street-name stockholders may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees we incur in connection with the solicitation of proxies.

Q.	What is “householding”?

A.	Lands’ End has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, registered stockholders who have the same address and last name and do not receive proxy materials electronically will receive a single Notice or set of proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in savings to Lands’ End by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice or set of proxy materials, or if you wish to receive separate copies of future Notices or sets of proxy materials, please call 1-866-540-7095 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The Company will deliver the requested documents to you promptly upon your request.

Registered stockholders who share the same address, currently receive multiple copies of proxy materials, and who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions at the address or telephone number listed above. Street-name stockholders should contact their broker or other nominee to request information about householding.

CORPORATE GOVERNANCE

Corporate Governance Practices

The Lands’ End Board of Directors (the “Board”) is committed to effective corporate governance. The Board has approved and adopted Corporate Governance Guidelines that provide the framework for Lands’ End’s governance. The Nominating and Corporate Governance Committee of the Board reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. The Corporate Governance Guidelines, along with the charters of Board committees, our Code of Conduct and our Board of Directors Code of Conduct are available on our website at www.landsend.com, under the heading “Investor Relations” and then “Corporate Governance.”

Among other things, the Corporate Governance Guidelines provide that:

•	Independent Directors will meet regularly in executive session in conjunction with regularly scheduled Board meetings.

•	Executive sessions of the independent Directors will occur at least twice a year as determined by the independent Directors.

•	The Board and its committees have the power to engage, at the Company’s expense, independent legal, financial, and other advisors as deemed necessary, without consulting or obtaining the approval of the Company’s officers in advance.

•	The Board will conduct annual self-evaluations to assess whether it and its committees are functioning effectively.

Director Independence

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each Director. In making its independence determinations, the Board considers transactions, relationships and arrangements between Lands’ End and entities with which directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a retail company like Lands’ End.

As a result of this review, the Board affirmatively determined that the following directors meet the standards of independence under the applicable the Nasdaq Stock Market listing rules, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment:

Robert A. Bowman

Robert Galvin

Elizabeth Leykum

Josephine Linden

John T. McClain

Jignesh Patel

In the course of the Board’s independence determination, the Board considered transactions, relationships and arrangements required to be disclosed pursuant to SEC rules. In determining that Mr. McClain met the applicable independence standards, the Board considered his service as a trustee of Seritage Growth Properties, which, as of January 27, 2017, owned or held an indirect ownership interest in 74 stores in which the Company subleased space from a subsidiary of Sears Holdings for Lands’ End Shops at Sears. Mr. Staw serves as the Chief Executive Officer of Staw Entertainment Enterprises, LLC, which provided consulting services to Sears Holdings from January 2013 to December 2016. In view of his consulting role with Sears Holdings at the time of the Separation, the Board has refrained from determining that Mr. Staw meets the standards of independence prior to April 4, 2017, the third anniversary of the Separation.

The Board also has determined that each member of the Audit Committee (1) meets additional, heightened independence criteria applicable to audit committee members under the Nasdaq Stock Market listing rules and SEC Rule 10A-3, and (2) is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Board also has determined that all members of the Compensation Committee meet independence criteria applicable to compensation committee members under the Nasdaq Stock Market listing rules and that all members of the Related Party Relationships Committee meet the independence criteria set forth in such committee’s charter.

ITEM 1. ELECTION OF DIRECTORS

Item 1 is the election of eight nominees to our Board: Robert A. Bowman, Robert Galvin, Jerome S. Griffith, Elizabeth Leykum, Josephine Linden, John T. McClain, Jignesh Patel and Jonah Staw. Each of the nominees is a current member of the Board. If elected, the eight nominees will hold office until the next annual meeting or until their successors are elected and qualified. The persons named in the proxy card (the “proxies”) will vote FOR the election of all of the nominees listed below, unless otherwise instructed. You may not vote for a greater number of persons than the number of nominees named in this Proxy Statement. The Board expects all nominees to be available for election. If any nominee should become unavailable to serve as a director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

THE BOARD RECOMMENDS THAT YOU VOTE

“FOR” ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR

The biographies of each of the nominees below contains information regarding the person’s service as a director, business experience, education, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the Company.

Robert A. Bowman, 61, joined the Board in March 2017. He serves as President of Business and Media of Major League Baseball and Chief Executive Officer of Major League Baseball Advanced Media (“MLB.com”), the Internet and interactive media unit of Major League Baseball. Prior to joining MLB.com in November 2000 as its first Chief Executive Officer, Mr. Bowman held several senior management positions at ITT Corporation, including President, Chief Operating Officer and Chief Financial Officer. Earlier in his career, Mr. Bowman served for eight years as Treasurer of the State of Michigan. Mr. Bowman has served on the board of Take-Two Interactive Software Inc. since April 2007 and Vince Holding Corp. since November 2013. He previously served on the board of ViaStat, Inc. from 2013 to 2016, Warnaco Group, Inc. from 2004 to 2013, Blockbuster, Inc. from 2003 to 2010 and World Wrestling Entertainment, Inc. from 2003 to 2008. Mr. Bowman is a graduate of Harvard College and received an M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Bowman brings to the Board experience as a public company director and extensive financial and digital experience in both the public and private sectors.

Robert Galvin, 57, joined the Board in May 2014. He is the principal of Galvin Consulting, which he founded in January 2014. Mr. Galvin served as the chief executive officer of Elie Tahari, a leading global designer lifestyle brand, from January to November 2013. Prior to that, he served as the president of Camuto Group, a leading global women’s fashion footwear company from April 2007 to January 2012. Mr. Galvin previously served as the chief operating officer of Sport Brands International, a global wholesale and retail athletic branded company from 2003 until April 2007. He previously held leadership roles at Kurt Salmon Associates, York International and Nine West Group Inc. Mr. Galvin has served on the board of Big 5 Sporting Goods Corporation since July 2015, bebe stores, inc. since November 2014, and Cherokee Inc. since June 2012. Mr. Galvin has a B.S. in Accounting from Fairfield University and a M.B.A. from New York University, Stern School of Business. Mr. Galvin brings an extensive knowledge of the apparel industry and management experience, gained through his service as chief executive officer and through numerous senior executive positions at several apparel companies for more than 15 years.

Jerome S. Griffith, 59, joined Lands’ End as Chief Executive Officer and President and as a member of the Board of Directors in March 2017. He served as the Chief Executive Officer, President and a member of the board of directors of Tumi Holdings, Inc. from April 2009 until its sale in August 2016 to Samsonite International S.A. From 2002 to February 2009, he was employed at Esprit Holdings Limited, a global fashion brand, where he was promoted to Chief Operating Officer and appointed to the board in 2004, then promoted to

President of Esprit North and South America in 2006. From 1999 to 2002, he worked as an executive vice president at Tommy Hilfiger. From 1998 to 1999, he worked as the president of retail at the J. Peterman Company, a catalog-based apparel and retail company. From 1989 through 1998, he worked in various positions of increasing responsibility at Gap, Inc. He has served as a member of the board of Vince Holding Corp. since November 2013, Samsonite International S.A. since August 2016, and Parsons School of Design, which is part of the New School, since September 2013. He holds a B.S. degree in marketing from The Pennsylvania State University. Mr. Griffith brings to the Board experience as a public company director, experience as a senior executive of a major global consumer products company and a proven track record of innovation and driving international growth and expansion.

Elizabeth Leykum, 38, joined the Board in March 2014. She has served as founder of Serenade Capital LLC, an investment firm, since May 2016. From October 2013 to April 2016, she served as a founding principal of HEG Capital LLC, a Connecticut-registered investment advisory firm. Prior to joining HEG Capital, Ms. Leykum was, from June 2012 to September 2013, a Vice President at Rand Group, an investment management services firm. Until June 2012, she was a Vice President of ESL Investments, Inc., which she joined in July 2004. From 2000 to 2002, Ms. Leykum worked in the Principal Investment Area at Goldman, Sachs & Co. She served as a director of Sears Hometown and Outlet Stores, Inc. from October 2012 to May 2014 and is currently a trustee of The Kinkaid School and the Houston Ballet. She graduated Phi Beta Kappa, magna cum laude from Harvard College and received an M.B.A with distinction from Harvard Business School. Through her work in investment management, she brings to the Board a strong ability to analyze, assess, and oversee corporate and financial performance.

Josephine Linden, 65, joined the Board in March 2014 and has served as Chair of the Board since October 2014. She founded and has been the managing member and principal of Linden Global Strategies LLC, a New York-based SEC registered investment management firm working with sophisticated U.S. and international clients, since September 2011. From September 2010 to July 2011, she held an Adjunct Professor position in the Finance department of Columbia Business School. In November 2008, Mrs. Linden retired from Goldman, Sachs & Co. as a Partner and Managing Director after having been with the firm for more than 25 years, where she held a variety of roles, including Managing Director and Regional Manager of the New York office for Private Wealth Management, head of Global Equities Compliance, and an Advisor to GSJBWere, Australia. She serves as a trustee, and sits on the Executive committee, of Collegiate School in New York, New York, and also has served as its Treasurer, and chair of its Finance, Audit and Nominating Committees. She acts as financial advisor to The Prince of Wales Foundation. She served as a director of Bally Technologies, Inc. from April 2011 to November 2014 and has served as a director of Sears Hometown and Outlet Stores, Inc. since October 2012. She received an M.B.A. from the University of Chicago, with a specialization in Finance, and a B.A. from the University of Sydney. Mrs. Linden brings extensive knowledge of capital markets and other financial matters to the Board from her 25-year career with Goldman Sachs.

John T. McClain, 56, joined the Board in May 2014. From November 2015 to September 2016, he served as chief financial officer of Lindblad Expeditions Holdings, Inc., a global provider of expedition cruises and adventure travel experiences. Mr. McClain served as the chief financial officer of The Jones Group Inc., a leading global designer, marketer and wholesaler of over 25 brands, from July 2007 until the sale of the company to Sycamore Partners in April 2014. From April 2014 to August 2014, he continued to provide Senior Advisor services related to financial operations to The Jones Group Inc. Prior to that, Mr. McClain held a number of roles at Avis Budget Group, Inc. formerly Cendant Corporation. He joined Cendant Corporation in September 1999, serving as the Senior Vice President, Finance & Corporate Controller until 2006. From July 2006 to 2007, Mr. McClain served as the chief accounting officer of Avis and chief operating officer of Cendant Finance Holdings. Mr. McClain previously held leadership roles at Sirius Satellite Radio Inc. and ITT Corporation. Mr. McClain has served as a trustee of Seritage Growth Properties, a real estate investment trust, since June 2015, and on the board of Nine West Holdings from April 2014 until October 2015. Mr. McClain holds a B.S degree in accounting from Lehigh University. Mr. McClain brings over 25 years of executive financial experience, serving at high-level capacities for the retail and consumer sectors.

Jignesh Patel, 46, joined the Board in April 2014. He is a professor in the Computer Science Department at the University of Wisconsin-Madison, where he has served on the faculty since September 2008. He has also served as the Chief Scientist of Pivotal Software, Inc. since June 2015. He co-founded Locomatix, which developed a platform to power mobile data-driven services and applications, and served as its Chief Technology Officer from May 2007 to May 2010 and Chairman of its board and Chief Executive Officer from May 2007 and June 2010, respectively, until August 2013 when the company became part of Twitter. Mr. Patel is currently the sole proprietor of JMP Consulting LLC, which provides consulting services on big data. He is also a Fellow of the Association for Computing Machinery (ACM). He obtained his B. Tech. (with honors) in Computer Science and Engineering from IT-BHU (now ITT-Varanasi) in 1991, M.S. in Computer Sciences from the University of Wisconsin-Madison in 1993, and Ph. D. in Computer Sciences from the University of Wisconsin-Madison in 1998. Mr. Patel brings extensive experience with emerging technologies and technology-driven companies from his academic and professional activities.

Jonah Staw, 41, joined the Board in April 2014. Mr. Staw has served as the Chief Executive Officer of Staw Entertainment Enterprises, LLC, an advisory group working with corporate clients, since August 2011. He also has served as Vice President of Logitech Inc., a global provider of personal computer and mobile accessories, since January 31, 2017. Mr. Staw is the co-founder of LittleMissMatched, a multi-channel international brand that includes retail, wholesale, licensing, catalog and internet businesses, and served as its Chief Executive Officer from 2004 to July 2011 and as Chairman from July 2011 to July 2012. Mr. Staw previously served as a Director and Strategist at Frog Design, a product strategy and design firm, from 1999 to 2004 and as a member of the real estate development team of Skanska USA from 1997 to 1999. Mr. Staw graduated Phi Beta Kappa and magna cum laude from Brown University with a B.A. in the History of Art and Architecture. Mr. Staw brings extensive knowledge of multi-channel retail businesses including digital, branding, product development, marketing and innovation through his professional experience.

The Nominating and Corporate Governance Committee of our Board is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent, as well as consideration of skills and experience in relation to the needs of the Board. New director nominees will be recommended to the Board by the Nominating and Corporate Governance Committee. The ultimate responsibility for selection of director nominees resides with the Board.

While the Company does not have a formal diversity policy, the Board considers diversity in identifying director nominees. The Board and the Nominating and Governance Committee believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the Nominating and Corporate Governance Committee seeks director candidates with a broad diversity of professions, skills and backgrounds. The Nominating and Corporate Governance Committee discusses the diversity of the Board annually.

The Board met nine times during fiscal year 2016 (the fiscal year ended January 27, 2017). All of the directors attended over 75% of the total number of meetings of the Board and meetings of the committees on which they served. Our Corporate Governance Guidelines provide that directors are expected to attend Annual Meetings of Stockholders.

Committees of the Board

The Board has standing Audit, Compensation, Nominating and Corporate Governance and Technology committees, as well as a Related Party Relationships committee which was established in November 2016. The table below reflects the current membership of each committee and the number of meetings held by each committee during fiscal year 2016.

	Audit		Compensation		Nominating and Corporate Governance		Related Party Relationships		Technology
Robert A. Bowman	X						X		X
Robert Galvin	X		X	*	X		X	*
Jerome S. Griffith
Elizabeth Leykum			X		X	*
Josephine Linden	X		X
John T. McClain	X	*							X
Jignesh Patel					X		X		X	*
Jonah Staw									X
2016 Meetings	11		9		6		2		6

*	Committee Chair

Each committee operates under a written charter. The charters are available on our corporate website, www.landsend.com, under the heading “Investor Relations” and then “Corporate Governance.” The principal functions of each Committee are summarized below.

Audit Committee

•	Responsible for the compensation and oversight of the work of the independent registered public accounting firm in connection with the annual audit report

•	Hires the independent registered public accounting firm to perform the annual audit

•	Reviews the Company’s annual and quarterly financial statements, including disclosures made in management’s discussion and analysis of results of operations and financial condition

•	Reviews the reports prepared by the independent registered public accounting firm and management’s responses thereto

•	Pre-approves audit and permitted non-audit services performed by the independent registered public accounting firm

•	Responsible for oversight of risks and exposures associated with financial matters, the Company’s enterprise risk management framework and the steps management has taken to monitor and control risks and exposures

•	Reviews management’s plan for establishing and maintaining internal controls

•	Reviews the internal audit department’s responsibilities, budget and staffing

•	Discusses with the Company’s General Counsel matters that involve our compliance and ethics policies

In June 2015, the Audit Committee established a Related Party Transactions Subcommittee (the “RPT Subcommittee”) to assist the Audit Committee by reviewing potential related party transactions; material amendments to, or modifications, terminations or extensions of agreements involving related party transactions; and the Company’s guidelines and policies with regard to related party transactions generally. The RPT Subcommittee was dissolved in November 2016 upon the establishment of the Related Party Transactions Committee.

Compensation Committee

•	Evaluates the Chief Executive Officer’s performance in light of corporate goals and objectives

•	Reviews and approves the base salaries, annual incentive opportunities and cash- and equity-based awards and opportunities for our senior executives

•	Reviews and approves employment agreements, severance arrangements, change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits for our senior executives

•	Approves compensation plans and programs for our senior executives

•	Approves any special or supplemental compensation and benefits for senior executives, including supplemental retirement benefits and the perquisites provided to them during and after employment

•	Receives periodic reports on our compensation programs as they affect all employees

Nominating and Corporate Governance Committee

•	Reports annually to the Board with an assessment of the performance of the Board

•	Recommends to the Board new director nominees

•	In concert with the Compensation Committee, reviews annually succession planning recommendations for the Company’s senior executives

•	Recommends to the Board director compensation and benefits

•	Reviews and reassesses the adequacy of our Corporate Governance Guidelines

Related Party Relationships Committee

•	Reviews the terms and determines the advisability of any related party transaction, as defined in the Related Party Relationships Committee charter, including whether the relevant transaction is fair to, and in the best interests of, the Company and its unaffiliated stockholders

•	To the extent the Related Party Relationships Committee deems appropriate, negotiates the terms of any related party transaction and, subject to the limitations of applicable law, approves any related party transaction

•	Recommends to the full Board what action, if any, should be taken by the Board with respect to any related party transaction

•	Reviews, evaluates and approves matters that potentially involve conflicts of interest involving members of the Board or management, and recommends to the full Board what action, if any, should be taken by the Board with respect to conflict of interest matters.

Technology Committee

•	Reviews the Company’s information technology plans and strategy

•	Makes recommendations to the Board on significant technology investments

•	Reviews management reports on implementation of significant information technology initiatives

•	Reviews reports on existing and future trends in information technology

•	Evaluates significant information technology risk exposures of the Company

•	Reviews Company risk management and risk assessment guidelines and policies regarding information technology security and data integrity, including the quality and effectiveness of the Company’s information technology security and disaster recovery capabilities

•	Reports periodically to the Audit Committee on information technology systems and processes that relate to or affect the Audit Committee’s responsibility for oversight of risks and exposures associated with financial matters

In September 2016, the Board of Directors formed the Executive Search Committee to identify and facilitate the evaluation of potential candidates for Chief Executive Officer and recommend candidates for consideration by the Board. The Executive Search Committee was composed of Mrs. Linden, Ms. Leykum, Mr. Galvin and Mr. McClain, with Mrs. Linden and Ms. Leykum serving as co-chairs. The Executive Search Committee held four joint meetings with the Compensation Committee during fiscal year 2016 and was dissolved in March 2017.

Communications with the Board

Our Board has adopted a policy and process for stockholders to communicate with the Board or an individual director. Stockholders may communicate with the Board collectively, or with any of its individual non-employee directors, by writing to Lands’ End, Inc. Board of Directors, c/o Corporate Secretary, Lands’ End, Inc., Law Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595. The Corporate Secretary has discretion to determine whether stockholder communications are proper for submission to the intended recipient. Examples of stockholder communications that would be considered presumptively inappropriate for submission include the following: communications regarding personal grievances or solicitations; communications that do not relate, directly or indirectly, to the Company; spam and other junk mail; product and service complaints or inquiries; new product suggestions; resumes and other job inquiries; surveys; business solicitations or advertisements; communications that are unduly hostile, threatening, illegal, or similarly unsuitable; and communications that are duplicative of previously submitted communications or are frivolous in nature. We will make available to any director any excluded communication at the director’s request.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board. Our Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to our Chief Executive Officer and senior management and sets the agenda for Board meetings and presides over Board meetings. In carrying out her responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy and management’s execution of that strategy.

The Board’s Role in Risk Oversight

Consistent with our leadership structure, our Chief Executive Officer and other members of senior management are responsible for the identification, assessment, and management of risks that could affect the Company and the Board provides oversight in connection with these efforts. We do not believe that the Board’s role in risk oversight has an effect on the Company’s leadership structure. The Board’s oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of the responsibilities of the Audit Committee, the Compensation Committee and the Technology Committee above and in the charters of such committees.

The Audit Committee is responsible for oversight of (1) risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, and credit and liquidity matters; (2) the Company’s enterprise risk management framework; and (3) the steps management has taken to monitor and control risks and exposures, including the Company’s risk assessment and risk management policies and strategies and programs and policies relating to legal compliance. Risks arising from any related party transactions, including the potential for reputational risk, are separately evaluated by our Related Party Relationships Committee.

The Technology Committee is responsible for (1) reviewing the significant information technology risk exposures of the Company; (2) reviewing the Company’s risk management and risk assessment guidelines and policies regarding information technology security and data integrity, including the quality and effectiveness of the Company’s information technology security and the Company’s disaster recovery capabilities; and (3) coordinating with the Audit Committee regarding information technology systems and processes that relate to or affect the Audit Committee’s responsibility for oversight of risks.

The Compensation Committee evaluates whether the risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company.

The Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company, including our Chief Financial Officer, our General Counsel, our Chief Information Officer and our senior internal audit and information security executives.

Nomination of Director Candidates

Directors may be nominated by the Board or by stockholders in accordance with our Bylaws. The Nominating and Corporate Governance Committee will, when it deems appropriate, actively seek individuals qualified to become Board members, and will solicit input on director candidates from a variety of sources, including current directors. The Committee will evaluate a candidate’s qualifications and review all proposed nominees for the Board, including those proposed by stockholders, in accordance with its charter and our Corporate Governance Guidelines. This will include a review of the person’s qualifications and independence as well as consideration of diversity, age, skills, education and experience in the context of the needs of the Board. The Committee has the ability to retain a third party to assist in the nomination process.

Director nominees recommended by the Nominating and Corporate Governance Committee are expected to be committed to representing the long-term interests of our stockholders. The Committee believes that it is important to align the interests of directors with those of our stockholders. Generally, each non-employee director is required to acquire a number of shares of our common stock in an amount that, at cost, is equal to one times the amount of the director’s annual retainer in effect on the date when the director first becomes a member of the Board. Non-employee directors must meet this requirement by the third anniversary of that date unless, due to employment or legal restrictions, he or she is unable to acquire our common stock. Board members should possess a high degree of integrity and have broad knowledge, experience and mature judgment. In addition to a meaningful economic commitment to our company as expressed in share ownership, directors and nominees should have predominately business backgrounds, have experience at policy-making levels in business and/or technology, and bring a diverse set of business experiences and perspectives to the Board.

Mr. Griffith’s employment letter with the Company provides for his appointment to the Board effective on his start date and provides that he will be nominated for reelection to the Board each time his term as director is scheduled to expire. In addition, under his executive severance agreement with the Company, a termination of employment by Mr. Griffith is for “Good Reason” if, among other events, at any time that ESL Investments, Inc. and its affiliate entities beneficially own more than 20% of the Company’s shares entitled to vote for directors, they, in whole or in part, vote against his reelection to the Board while Mr. Griffith is serving as the Company’s Chief Executive Officer.

A Lands’ End stockholder can nominate a candidate for election to the Board by complying with the nomination procedures in our Bylaws. For an election to be held at an annual meeting of stockholders, nomination by a stockholder must be made by notice in writing delivered to the Company not later than the 90th day, and not earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting.

If the date of the subject annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. For an election to be held at a special meeting of stockholders, the stockholder’s notice in writing must be delivered to the Company not earlier than the 120th day prior to the special meeting and not later than the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the special meeting.

A stockholder’s written notice to the Corporate Secretary described in the preceding two paragraphs must be delivered to Lands’ End, Inc., 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attn: Corporate Secretary, and must include each of the following:

•	the name and address of the stockholder;

•	the number of shares of capital stock of the Company owned beneficially and of record by the stockholder;

•	a description of any agreement, arrangement or understanding with respect to the nomination between or among the stockholder, any of its affiliates or associates, each nominee and any others acting in concert with any of the foregoing;

•	a description of any agreement, arrangement or understanding that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the stockholder with respect to securities of the Company;

•	a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose each nomination;

•	a representation whether the stockholder intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect each nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of each nomination;

•	the name, age and business address of each nominee proposed in the notice;

•	all information concerning the stockholder and each nominee required to be disclosed in proxy solicitations for director elections under the proxy rules of the SEC; and

•	the written consent of each nominee to serve as a director if so elected.

The Company may require any proposed nominee to furnish such other information as the Company may reasonably require to determine the eligibility of the nominee to serve as a director. The chairman of any annual meeting or special meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require the Company to include information regarding a proposed nominee in the Company’s proxy solicitation materials.

COMPENSATION OF DIRECTORS

Our Director Compensation Policy provides for an annual cash retainer for serving as a non-employee director of the Company as follows:

Cash Compensation(1)
Board Member	$100,000
Board Chair (additional)	$30,000
Audit Committee Chair (additional)	$20,000
All Other Committee Chairs (additional)	$10,000

(1)	Assumes service for a full year; directors who serve for less than the full year are entitled to receive a pro-rated portion of the applicable payment. Each “year,” for purposes of the Director Compensation Policy, begins on the date of our annual meeting of stockholders.

In addition, the Director Compensation Policy provides that our non-employee directors may elect annually in advance to receive all or a portion of their retainer in the form of shares of Lands’ End common stock issued under the 2014 Stock Plan or a successor plan. Non-employee directors also receive an annual allowance in the amount of $2,750 for the purchase of Lands’ End merchandise and services, as well as a discount on the purchase of Lands’ End merchandise and services under a program available to all Lands’ End employees. Upon the approval on a case-by-case basis of the Nominating and Corporate Governance Committee, a non-employee director may participate in health care programs of the Company on a basis no less favorable than senior executives of the Company.

The following table shows information concerning the compensation paid in fiscal year 2016 to non-employee directors who served on the Board during fiscal year 2016.

Name	Fees Earned or Paid in Cash	Stock Awards ($)(a)	Merchandise Allowance	Total(b)
Josephine Linden, Chairman	$133,452	—	$2,750	$136,202
Robert Galvin	$98,223	$13,750	$2,750	$114,723
Elizabeth Leykum	$113,452	—	$2,750	$116,202
John T. McClain	$120,000	—	$2,750	$122,750
Jignesh Patel	$110,000	—	$2,750	$112,750
Jonah Staw	$100,000	—	$2,750	$102,750

(a)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(b)	The amounts in this column do not include amounts attributable to the discount on Lands’ End merchandise and the incremental cost to the Company of health care coverage, in each case, that are available generally to all Lands’ End salaried employees and non-employee directors.

During fiscal year 2016, Ms. Marchionni was an employee of the Company and, as such, did not receive separate or additional compensation for her service as a director. See “Executive Compensation” for information relating to the compensation paid to Ms. Marchionni during fiscal year 2016.

Amount and Nature of Beneficial Ownership

Security Ownership of Directors and Management

The following table sets forth information with respect to the beneficial ownership of our common stock by each of our directors, each named executive officer, and all of our directors and executive officers as a group. Beneficial ownership is shown as of March 27, 2017, except as otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
Joseph M. Boitano	2,192	(2)
Robert A. Bowman	—
Robert Galvin	6,672
Rebecca Gebhardt	11,832	(3)
James F. Gooch	3,186	(4)
Jerome S. Griffith	30,407
Scott D. Hyatt	—
Elizabeth Leykum	12,299
Josephine Linden	27,504
Federica Marchionni	22,292	(5)
John T. McClain	4,354
Jignesh Patel	10,000
Steven G. Rado	4,886	(5)
Kelly Ritchie	13,099	(6)
Jonah Staw	4,250

Directors and executive officers as a group (16 persons)	162,788	(7)

(1)	Beneficial ownership includes shares in which the director or executive officer may be deemed to have a beneficial interest, including shares in which such director or executive officer has the right to acquire within 60 days of March 27, 2017. Unless otherwise indicated, the directors and executive officers listed in the table have sole voting and investment power with respect to the common stock listed next to their respective names. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.
(2)	Includes 2,192 shares that are subject to RSUs that are scheduled to vest within 60 days of March 27, 2017.
(3)	Includes 7,863 shares that are subject to RSUs that are scheduled to vest within 60 days of March 27, 2017.
(4)	Includes 3,186 shares that are subject to RSUs that are scheduled to vest within 60 days of March 27, 2017.
(5)	Ms. Marchionni resigned her position as an officer and a Director of the Company effective September 23, 2016. Mr. Rado resigned his position as an officer of the Company effective May 21, 2016. Beneficial ownership shown for Ms. Marchionni and Mr. Rado is as of their respective resignation dates.
(6)	Includes 8,669 shares that are subject to RSUs that are scheduled to vest within 60 days of March 27, 2017.
(7)	Includes 28,252 shares that are subject to RSUs that are scheduled to vest within 60 days of March 27, 2017.

No director or executive officer beneficially owned 1% or more of our outstanding common stock, and all directors and executive officers together beneficially owned an aggregate of less than 1% of our outstanding common stock.

Under the Company’s Insider Trading Policy, our employees and directors are prohibited from engaging in, among other things, short sale transactions and hedging transactions with respect to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and private exchange funds. Our employees and directors also are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Security Ownership of 5% Beneficial Owners

The following table sets forth information with respect to beneficial ownership of our common stock by persons known by us to beneficially own 5% or more of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent of Class(b)
Capital Research Global Investors(c) 333 South Hope Street Los Angeles, CA 90071	2,722,068		8.4%
ESL Investments, Inc. and related entities, as a group(d) 1170 Kane Concourse, Suite 200 Bay Harbour, FL 33154	18,748,421	(e)	58.5%
Fairholme Capital Management, L.L.C. and related entities(f) 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	3,344,727		10.4%
Janus Capital Management LLC and Janus Contrarian Fund, as a group(g) 151 Detroit Street Denver, CO 80206	3,762,370		11.7%

(a)	Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.
(b)	There were 32,029,359 shares of our common stock outstanding as of March 27, 2016. The “Percent of Class” was calculated by using the disclosed number of beneficially owned shares as the numerator and 32,029,359 shares of the Company’s common stock outstanding as of March 27, 2016 as the denominator.
(c)	Beneficial ownership is based on the Capital Research Global Investors Amendment No. 3 to Schedule 13G reporting ownership as of December 30, 2016. Capital Research Global Investors disclosed sole voting power and sole dispositive power as to 2,722,068 shares. Capital Research Global Investors disclaims beneficial ownership.
(d)	Beneficial ownership is based on the ESL Investments, Inc. Amendment No. 14 to Schedule 13D reporting ownership as of January 6, 2017. ESL Investments, Inc. and related entities, as a group, consists of the following: ESL Investments, Inc. (“Investments”); Edward S. Lampert; ESL Partners, L.P. (“Partners”); RBS Partners, L.P. (“RBS”); SPE Master I, LP (“SPE Master I”); and SPE I Partners, LP (“SPE I”). RBS is the general partner of, and may be deemed to indirectly beneficially own securities beneficially owned by, Partners, SPE I and SPE Master I. ESL is the general partner of, and may be deemed to indirectly beneficially own securities beneficially owned by, RBS. Mr. Lampert is the Chairman, Chief Executive Officer and Director of, and may be deemed to indirectly beneficially own securities beneficially owned by, ESL Investments, Inc. and related entities.
(e)	Investments disclosed sole voting power and sole dispositive power as to 6,153,119 shares and shared dispositive power as to 12,595,302 shares; Edward S. Lampert disclosed sole voting power as to 18,748,421 shares, sole dispositive power as to 6,153,119 shares and shared dispositive power as to 12,595,302 shares; Partners disclosed sole voting power and sole dispositive power as to 6,049,807 shares and shared dispositive power as to 12,595,302 shares; RBS disclosed sole voting power and sole dispositive power as to 6,153,119 shares and shared dispositive power as to 12,595,302 shares; SPE Master I disclosed sole voting power and sole dispositive power as to 58,156 shares; and SPE I disclosed sole voting power and sole dispositive power as to 45,156 shares.
(f)

Beneficial ownership is based on Amendment No. 2 to Schedule 13G filed by Fairholme Capital Management, L.L.C. (“FCM”), Bruce R. Berkowitz, and Fairholme Funds, Inc. reporting beneficial ownership as of December 31, 2016. The shares of common stock are reported beneficially owned, in the aggregate, by Bruce R. Berkowitz and various investment vehicles managed by FCM. FCM disclosed shared voting power as to 2,820,427 shares and shared dispositive power as to 3,344,727 shares, Mr. Berkowitz disclosed shared voting power as to 2,820,427 shares and shared dispositive power as to

3,344,727 shares, and Fairholme Funds, Inc. disclosed shared voting and dispositive power as to 2,685,527 shares. Of the 3,344,727 shares, 2,415,527 are owned by The Fairholme Fund and 270,000 are owned by The Fairholme Allocation Fund, each a series of Fairholme Funds, Inc. Because Mr. Berkowitz, in his capacity as the controlling person of the sole member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by FCM, he is deemed to have beneficial ownership of all of the shares. Mr. Berkowitz, Fairholme Funds, Inc. and FCM disclaim ownership of these shares except to the extent of their pecuniary interest.
(g)	Beneficial ownership is based on the Amendment No. 3 to Schedule 13G filed by Janus Capital Management LLC (“Janus Capital”) reporting ownership as of December 31, 2016 (the “Janus 13G/A”). Janus Capital is an investment adviser and Janus Contrarian Fund is one of the managed portfolios to which Janus Capital provides investment advice. Janus Capital disclosed sole voting and sole dispositive power as to 3,762,370 shares and Janus Contrarian Fund disclosed sole voting and sole dispositive power as to 3,697,532 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

This Compensation Discussion and Analysis provides information to assist you in understanding the fiscal year 2016 compensation of the executive officers identified in the Summary Compensation Table, whom we refer to as our “named executive officers.” Our named executive officers are:

•	James F. Gooch, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer

•	Joseph M. Boitano, Executive Vice President, Chief Merchandising and Design Officer

•	Rebecca L. Gebhardt, Executive Vice President, Chief Marketing Officer

•	Scott Hyatt, Executive Vice President, Chief Supply Chain Officer

•	Kelly Ritchie, Senior Vice President, Employee and Customer Services

•	Federica Marchionni, Former President and Chief Executive Officer

•	Steven G. Rado, Former Senior Vice President, Chief Marketing Officer

Ms. Marchionni resigned as our President and Chief Executive Officer effective September 23, 2016. Mr. Rado resigned as our Senior Vice President, Chief Marketing Officer, effective May 21, 2016. Mr. Gooch and Mr. Boitano also served as our Co-Interim Chief Executive Officers from September 23, 2016 to March 6, 2017.

During fiscal year 2016, the Compensation Committee of the Board and the Board determined the appropriate executive compensation practices and policies for the senior executives of Lands’ End, including our named executive officers. Overall compensation philosophy and structure for Lands’ End has been determined or otherwise approved by the Compensation Committee. The compensation philosophies and practices used in setting compensation for our named executive officers during fiscal year 2016 are described below.

Executive Compensation Philosophy and Objectives

The Compensation Committee believes that the Company’s long-term success is directly related to its ability to attract, motivate and retain highly talented executives who are committed to our mission, results and cultural beliefs. The Compensation Committee has developed a compensation philosophy for our senior executives designed to pay for performance. Accordingly, the total compensation packages provided to our named executive officers generally include both annual and long-term incentive opportunities that are linked to performance measures or are otherwise “at risk” due to market fluctuations and potential for forfeiture. For fiscal year 2016, 68%, on average, of our named executive officers’ target compensation was considered at-risk based on financial performance measures or the possibility of forfeiture.

Our compensation packages are designed in large measure to motivate and encourage executives to drive performance and achieve superior results for the Company and its stockholders. They also reflect other important considerations, such as the value of the position in the marketplace, levels of job responsibility, individual performance and the need to attract and retain top executive talent. The Compensation Committee granted equity-based incentives to better align their interests with those of the Company’s stockholders. While the Compensation Committee seeks to approve compensation and benefit arrangements that reflect the pay-for-performance compensation philosophy, it recognizes that from time to time it may be appropriate for the Company to provide additional inducements, such as sign-on awards and other provisions, in order to recruit, retain, and motivate highly qualified executives. Such considerations were a primary factor in the fiscal year 2016 compensation decisions with respect to Mr. Gooch.

Competitive Pay Practices

The Committee believes that, in order to attract qualified external candidates and retain valuable executives, the Company must offer executive compensation arrangements that include components that are set at levels that candidates would view favorably when considering alternative employment opportunities. In making compensation decisions, the Company takes many factors into account, including competitive considerations; the responsibilities, impact and importance of the individual’s position within the Company; individual performance; the individual’s expected future contributions to Lands’ End; the individual’s historical compensation; the performance of the Company overall; retention risk; tenure in position; internal pay equity (meaning the relative pay differences for different positions within the Company); and the effect on our general and administrative expenses. The Committee also takes into account compensation and market data, which data, where appropriate, primarily focuses on apparel retail companies and other related industries.

In connection with the actions taken by the Compensation Committee in fiscal year 2016 for the named executive officers, the Compensation Committee reviewed publicly available compensation data of a peer group of companies that was determined with assistance from Frederic W. Cook & Co., Inc. (“F.W. Cook”), the Compensation Committee’s independent compensation consultant, supplemented by survey data, where necessary, when relevant public data were not available. The Compensation Committee used available information and monitored actions taken by the peer group companies to evaluate market trends and to assess the long-term incentive plan design aspects and overall competitiveness of our executive compensation programs. While the Compensation Committee did not seek to establish any specific element of compensation or total compensation at or within a prescribed range relative to the peer group of companies, it generally considers compensation arrangements to be competitive if they fall within a range around a market median.

During fiscal year 2016, the Compensation Committee considered compensation data from the following 20 peer companies, comprised primarily of apparel retail companies and those in related industries:

Aeropostale, Inc.	American Eagle Outfitters, Inc.
The Buckle, Inc.	Carter’s, Inc.
Chico’s FAS, Inc.	The Children’s Place Retail Stores, Inc.
Columbia Sportswear Company	Express, Inc.
The Finish Line, Inc.	Francesca’s Holdings Corporation
HSN, Inc.	Kate Spade & Company
lululemon athletica inc.	New York & Company, Inc.
Oxford Industries, Inc.	Perry Ellis International, Inc.
Pier 1 Imports, Inc.	Tilly’s, Inc.
Urban Outfitters, Inc.	Zumiez Inc.

In comparing the relative size of the Company to the peer group median, the Company fell between the 25th percentile and median across multiple size measures (with the exception of total assets). Following a review of the peer group in August 2016, at the recommendation of F.W. Cook, Aeropostale, Inc. was removed from the peer group due to its 2016 bankruptcy filing and was replaced by Deckers Outdoor Corporation at that time.

At our 2016 annual meeting of stockholders, over 99% of the votes cast supported our advisory resolution on the compensation of our executive officers named in the proxy statement for the meeting. F.W. Cook reviewed and discussed with the Compensation Committee these results, but they were not a determining factor in the Company’s 2016 executive compensation decisions and policies.

Executive Compensation Program: Key Elements

The key elements of Lands’ End’s compensation program for its executives include base salary, annual cash incentive opportunities, long-term performance-based cash and equity incentive opportunities and time-based cash and/or time-based equity awards (i.e., equity that vests with the passage of time and thus is at risk).

Annual Compensation

•	Base Salary—Base salary is the fixed element of each executive’s cash compensation, and provides executives with an appropriate level of financial certainty.

•	Annual Incentive Plan—Lands’ End’s annual incentive program seeks to motivate executives by providing opportunities to earn annual cash awards if annual financial objectives established by the Compensation Committee are achieved.

Long-Term Compensation

•	Long-Term Performance-Based Programs—Lands’ End’s long-term incentive programs are designed to motivate executives to focus on long-term company performance through awards generally based on three-year performance periods that reinforce accountability by linking executive compensation to performance goals. These programs seek to align the goals of Lands’ End executives with Lands’ End’s strategic direction and initiatives, which Lands’ End believes will result in increased returns to its stockholders.

•	Long-Term Time-Based Programs—Lands’ End’s long-term incentive programs also include time-based awards of equity that are at risk. The multi-year vesting requirements of time-based awards are designed to promote retention and encourage executive officers to adopt longer-term approaches to Lands’ End’s business. Time-based equity compensation also provides alignment with Lands’ End’s stockholders, as value received will be consistent with return to Lands’ End’s stockholders.

There is no pre-established policy or target for the allocation between annual and long-term incentive compensation. Instead, the Compensation Committee takes a holistic approach to executive compensation and balance the compensation elements for each executive individually.

How Elements Are Used to Achieve Our Compensation Objectives

The Compensation Committee believes that a fair and effective way to motivate executives to produce the superior results for stockholders is to increase the proportion of an executive’s total compensation that is performance-based or otherwise at risk, including time-based cash and equity compensation, as the executive’s ability to achieve those results increases. Additionally, the Compensation Committee believes that the value of incentive compensation should depend upon the performance of the Company in a given performance or vesting period. Under Lands’ End’s incentive compensation structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This approach is designed to provide an incentive to manage Lands’ End for the long term, while minimizing excessive risk taking in the short term.

During fiscal year 2016, the Compensation Committee sought to achieve the objectives of our compensation program for our named executive officers through the grant of annual and long-term incentive awards. The fiscal year 2016 annual incentive awards offered an opportunity to earn cash compensation based solely upon the achievement by Lands’ End of an adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) goal for fiscal year 2016. The Compensation Committee also granted long-term cash and equity awards to its named executive officers, as well as the broader group of senior executives, that will become payable following the completion of specified employment service periods.

Awards under the Lands’ End, Inc. Annual Incentive Plan (As Amended and Restated) (“AIP”) and its long-term incentive programs, including the Lands’ End, Inc. Long-Term Incentive Program (As Amended and Restated) (“LTIP”), are established based on a percentage of base salary. As the participating executive’s base salary is determined, in part, on his or her past performance, an award that is based on a multiple of that base salary also reflects, in part, his or her past performance.

Following the end of a performance period, the Compensation Committee certifies the level of achievement against the applicable financial performance goals established under its annual and long-term performance-based incentive programs if the applicable threshold level of performance is achieved. In doing so, the Compensation Committee retains the ability to exercise discretion in relation to the annual and long-term performance-based incentive awards granted to Lands’ End executives; however, any exercise of discretion under the Lands’ End, Inc. Umbrella Incentive Program (As Amended and Restated), the AIP and the LTIP may not result in an increase in the payments under existing awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). With respect to its fiscal year 2016 compensation decisions, the Compensation Committee did not exercise its discretion to adjust performance targets or payout amounts under these incentive programs for any of the named executive officers.

Fiscal Year 2016 Base Salaries

Base salaries are established at levels that generally reflect the past performance, experience, expected future contributions and responsibilities of the executive officer. The importance of the executive officer’s position, external pay data, market competitiveness and internal pay equity also are considered, as well as the extent of any promotions or other change in the executive’s responsibilities. None of the named executive officers received a base salary increase during fiscal year 2016 except Ms. Gebhardt, who received a $50,000 increase in connection with her promotion to Executive Vice President, Chief Marketing Officer in June 2016.

Fiscal Year 2016 Performance Measures and Goals

For the awards granted to named executive officers in fiscal year 2016 under the AIP and the LTIP, performance goals based on an adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) measure were approved by the Compensation Committee. Adjusted EBITDA is a key metric used by the Company’s management to measure business performance, in an effort to encourage growth and create increased stockholder value through the efficient use of corporate assets.

In establishing adjusted EBITDA goals for the AIP for fiscal year 2016 (together with the AIP, the “2016 AIP”) and the LTIP for the performance period consisting of fiscal years 2016 to 2018 (together with the LTIP, the “2016 LTIP”), the Compensation Committee considered such factors as fiscal year 2015 financial results, overall fiscal year 2016 financial goals, the Company’s competitive position, and market trends, as well as the general state of the economy and the Company’s business.

Fiscal Year 2016 Annual Incentive Opportunity

For the 2016 AIP, the Compensation Committee approved an adjusted EBITDA performance measure and goals (“2016 AIP EBITDA”), which accounted for 100% of the annual incentive opportunity for our named executive officers.

The definition of 2016 AIP EBITDA is earnings before interest, taxes, depreciation and amortization for the performance period computed as operating income appearing on the Company’s statement of operations for the applicable reporting period, adjusted for depreciation, amortization, gains/(losses) on sales of assets and other items the Company determines affect the comparability of financial statements. In determining financial goal achievement, the Compensation Committee is required to adjust either the performance target or actual results to reflect the following occurrences affecting the Company during the performance period:

•	the effects of currency fluctuations in comparison to plan currency rates;

•	gains or losses from litigation, claim judgments, or regulatory proceedings, including product recalls or legal and insurance settlements that, in each case, individually exceed $500,000;

•	the effect of changes in laws, regulations, or accounting principles, methods or estimates;

•	write down or impairment of assets;

•	the gain or loss from the sale or discontinuance of a business segment, division, or unit, and the planned, unrealized EBITDA for this business segment, division, or unit;

•	results from an unplanned acquired business and costs related to the unplanned acquisition;

•	restructuring and severance costs pursuant to a plan approved by the Board and Chief Executive Officer;

•	the impact of the unplanned termination or loss of store leases; and

•	extraordinary items as defined by accounting principles generally accepted in the United States (GAAP).

The target award opportunity under the 2016 AIP was 100% of base salary for Ms. Marchionni, 75% of base salary for Mr. Gooch, 65% of base salary for each of Mr. Boitano and Mr. Hyatt, and 50% of base salary for each of Ms. Gebhardt, Mr. Rado and Ms. Ritchie, which was based upon the participating executive’s relative level of responsibility and potential to affect Lands’ End overall performance.

A threshold level of performance, which was approximately 79% of the target goal amount, would have generated a payout at 10% of the 2016 AIP target opportunity and a target level of performance would have generated a payout at 100% of the 2016 AIP target opportunity. The maximum award payable to named executive officers under the 2016 AIP was 200% of their target incentive award. The incentive payout percentage between threshold, target and maximum payout is based on a series of straight-line (linear) interpolations.

Opportunities under the AIP for the participating executives are generally established upon hire and reviewed when the Compensation Committee approves a new annual incentive plan or at the time a compensation package for a participating executive is otherwise approved.

Based on our financial results for fiscal year 2016, 2016 AIP EBITDA failed to achieve the required threshold level, which resulted in no payouts under the 2016 AIP.

Fiscal Year 2016 Long-Term Compensation Opportunities

2016 Long-Term Incentive Structure: 2016 LTIP and 2016 RSU Awards

There are two components of the Company’s long-term incentive structure (“LTI”) established in fiscal year 2016 (“2016 LTI”): awards under the 2016 LTIP and awards of restricted stock units (“RSU”) (“2016 RSU Awards”) under the Lands’ End, Inc. 2014 Stock Plan (the “2014 Stock Plan”). The 2016 LTIP is intended as a performance-based incentive program and the 2016 RSU Awards are time-based incentive awards.

For fiscal year 2016, the total LTI target award opportunity as a percentage of base salary is 150% for Ms. Marchionni and 100% for each of the other named executive officers, with 50% of each officer’s LTI target opportunity awarded under the 2016 LTIP and 50% of each officer’s LTI target opportunity awarded in the form of the 2016 RSU Awards, based on grant date fair value.

2016 LTIP

Awards under the 2016 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company’s common stock in lieu of cash, or a combination of cash and shares, upon the achievement of certain performance goals for each year in a three-year period and/or for the cumulative period. The performance period for the 2016 LTIP is fiscal years 2016 through 2018. The Compensation Committee determined performance measures and threshold, target and maximum goals for the performance measure under the 2016 LTIP. Opportunities for participants under the 2016 LTIP are based solely on a specified adjusted EBITDA performance measure (“2016 LTIP EBITDA”), with specific independent target opportunities for each fiscal year (with each year representing 20% of the target opportunity) as well as the three-year cumulative period (representing 40% of the target opportunity).

The definition of 2016 LTIP EBITDA is substantially the same as the definition of 2016 AIP EBITDA (as defined above).

Under the 2016 LTIP, a threshold level of performance for a goal will generate a payout at 10% of the 2016 LTIP target opportunity subject to that goal and a target level of performance will generate a payout at 100% of the 2016 LTIP target opportunity subject to that goal. The maximum incentive opportunity under the 2016 LTIP is 200% of the participant’s target award amount. The payout percentage between each of threshold and target payout and between target and maximum payout is based on straight-line (linear) interpolations.

The 2016 LTIP provides for payment to participants of awards earned no later than the date that is the 15th day of the third month following fiscal year 2019, provided that the participant is actively employed by us on the payment date (unless otherwise prohibited by law).

During fiscal year 2016, the Company concluded that no payments to participants under the 2016 LTIP are likely to occur because none of the performance goals established in connection with the 2016 LTIP are likely to be achieved. Accordingly, the Company ceased recording expense and reversed the prior expense recognized in connection with the 2016 LTIP.

The participation in the 2016 LTIP of Ms. Marchionni and Mr. Rado terminated when their employment with the Company ceased.

2016 RSU Awards

The 2016 RSU Awards are intended to focus the named executive officers on the Company’s long-term performance and align their interests with those of Lands’ End stockholders. Each RSU represents a contingent right to receive one share of the Company’s common stock upon satisfaction of the vesting conditions. The 2016 RSU Awards will vest in in three installments on May 2, 2017 (25%), May 2, 2018 (25%) and May 2, 2019 (50%), subject to satisfaction of vesting conditions, including continued employment.

The 2016 RSU Awards granted to Ms. Marchionni and Mr. Rado were forfeited when their employment with the Company ceased.

Fiscal Year 2015 Long-Term Compensation Opportunities

2015 Long-Term Incentive Structure: 2015 LTIP and 2015 RSU Awards

There are two components of the Company’s LTI established in fiscal year 2015: awards under the LTIP (“2015 LTIP”) and RSU awards (“2015 RSU Awards”) under the 2014 Stock Plan. The 2015 LTIP is intended as a performance-based incentive program and the 2015 RSU Awards are intended to be time-based incentive awards. RSU awards are intended to further align the interests of participants with those of Lands’ End stockholders.

For fiscal year 2015, the total LTI target award opportunity as a percentage of base salary is 150% for Ms. Marchionni and 100% for each of Mr. Boitano, Ms. Gebhardt, Mr. Hyatt, Ms. Ritchie and Mr. Rado, with 75% of each officer’s LTI target opportunity awarded under the 2015 LTIP and 25% of each officer’s LTI target opportunity awarded in the form of the 2015 RSU Awards, based on grant date fair value.

2015 LTIP

Awards under the 2015 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company’s common stock in lieu of cash, or a combination of cash and shares, upon the achievement of certain performance goals for each year in a three-year period and/or for the cumulative period. The performance period for the 2015 LTIP is fiscal years 2015 through 2017. The Compensation Committee determined performance measures and threshold, target and maximum goals for each performance measure under the 2015 LTIP. Opportunities for participants under the 2015 LTIP are based on (1) a specified adjusted EBITDA performance measure (“2015 LTIP EBITDA”) for 80% of LTIP target opportunity, and (2) a non-retail revenue performance measure (“Non-Retail Revenue”) for 20% of LTIP target opportunity, in each case, with specific independent target opportunities for each fiscal year as well as the three-year cumulative period.

The definition of 2015 LTIP EBITDA is substantially the same as the definition of 2016 AIP EBITDA (as defined above). Non-Retail Revenue is defined as revenue reported on our external financial statements excluding the revenue generated from “brick & mortar” retail (specifically Lands’ End Shops at Sears and Inlet stores). In determining LTIP financial goal achievement, the Committee shall adjust either the performance target or actual results to reflect the following occurrences affecting the Company during the performance period:

•	the effects of currency fluctuations in comparison to plan currency rates;

•	gains or losses from litigation, claim judgments, or regulatory proceedings including product recalls or legal and insurance settlements that, in each case, individually exceed $500,000;

•	the effect of changes in laws, regulations or accounting principles, methods or estimates;

•	revenue associated with sale or discontinuance of a business segment, division or unit;

•	extraordinary items as defined by GAAP;

•	the gain or loss from the sale or discontinuance of a business segment, division or unit and the planned, unrealized revenue for this business segment, division or unit; and

•	results from an unplanned acquired business.

Under the 2015 LTIP, a threshold level of performance for a goal will generate a payout at 10% of the 2015 LTIP target opportunity subject to that goal and a target level of performance will generate a payout at 100% of the 2015 LTIP target opportunity subject to that goal. The maximum incentive opportunity under the 2015 LTIP is 200% of the participant’s target award amount.

The 2015 LTIP provides for payment to participants of awards earned no later than the date that is the 15th day of the third month following fiscal year 2017, provided that the participant is actively employed by us on the payment date (unless otherwise prohibited by law).

During fiscal year 2015, the Company concluded that no payments to participants under the 2015 LTIP are likely to occur because none of the performance goals established in connection with the 2015 LTIP are likely to be achieved. Accordingly, the Company ceased recording expense and reversed the prior expense recognized in connection with the 2015 LTIP.

The participation in the 2015 LTIP of Ms. Marchionni and Mr. Rado terminated when their employment with the Company ceased.

2015 RSU Awards

The 2015 RSU Awards are designed to constitute 25% of a participant’s overall LTI target opportunity, based on the value of the participant’s 2015 RSU Award on the grant date of May 1, 2015 (or June 8, 2015 and June 29, 2015 in the case of Mr. Boitano and Mr. Hyatt, respectively). The 2015 RSU Awards are intended to focus the named executive officers on the Company’s long-term performance and align their interests with those of Lands’ End stockholders. Each RSU represents a contingent right to receive one share of the Company’s common stock upon satisfaction of the vesting conditions. The 2015 RSU Awards will vest in full on May 1, 2018, subject to satisfaction of vesting conditions, including continued employment.

The 2015 RSU Awards granted to Ms. Marchionni and Mr. Rado were forfeited when their employment with the Company ceased.

2014 LTIP

The 2014 LTIP is intended to be a performance-based program providing for the grant of RSUs (“2014 RSU Awards”) pursuant to the LTIP and the 2014 Stock Plan, conditioned upon the achievement of certain Lands’ End financial goals.

The 2014 RSU Awards were granted shortly after the Separation and were intended to focus the participating named executive officers on the Company’s long-term performance and align their interests with those of Lands’ End stockholders. The 2014 RSU Awards, each of which represents a contingent right to receive one share of Lands’ End common stock for each RSU, vested 25% on each of May 20, 2015 and May 20, 2016, and will vest 50% on May 20, 2017. The 2014 RSU Awards were conditioned on the Company achieving at least $100 million in revenues and an EBITDA performance measure (“2014 Incentive EBITDA”) for the period beginning May 3, 2014 and ended May 1, 2015, which goals were achieved for the performance period.

The third installment of Mr. Rado’s 2014 RSU Award was forfeited when his employment with the Company ceased.

Other Compensation Elements

New Hire Awards

We provide sign-on, first year minimum, retention and other bonuses where determined necessary or appropriate, such as to attract top executive talent from other companies or reward key executives and in recognition of their expected future contributions to the Company. Executives we recruit often have unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on awards are an effective means of attracting high-performing executives by offering them a way to offset compensation these executives may lose when they leave a former company to join Lands’ End.

In connection with the recruitment and retention of Mr. Gooch, Mr. Gooch received a special incentive award and sign-on cash and equity awards under the terms of his employment letter, as further described under “—Employment Arrangements—James F. Gooch” below. Based on our financial results for fiscal year 2016, the special incentive award failed to achieve the required threshold level performance, which resulted in no payout under the award. However, on March 27, 2017, in recognition of Mr. Gooch’s individual contributions and performance as Co-Interim Chief Executive Officer during fiscal year 2016, the Compensation Committee approved the award to Mr. Gooch of a cash special retention bonus in the amount of $312,500 payable on or about April 16, 2017, the full amount of which he will be required to repay if his employment with the Company terminates prior to the end of the fiscal year ending February 2, 2018, other than termination by the Company without “cause “(as defined in his executive severance agreement), his resignation with “Good Reason” (as defined in his executive severance agreement), his death or “Disability” (as defined in his executive severance agreement). During fiscal year 2016, the Company concluded that the performance goals established in connection with Mr. Gooch’s performance-vesting RSUs are unlikely to be achieved.

2016 Co-Interim CEO Compensation

In connection with their increased duties and responsibilities as Co-Interim Chief Executive Officers from September 23, 2017 to March 6, 2017, each of Mr. Gooch and Mr. Boitano received (1) a monthly cash service bonus in the amount of $15,000; and (2) a grant of RSUs with an aggregate grant date fair market value equal to $150,000 which, in each case, will vest in two equal installments on each of December 19, 2017 and December 19, 2018 (or vest in full if earlier terminated without cause by the Company).

Perquisites and Other Personal Benefits

Lands’ End provides its named executive officers with certain limited perquisites and other personal benefits that the Compensation Committee deems reasonable and consistent with Lands’ End’s overall compensation program or necessary to achieve certain executive hire and retention objectives. For fiscal year 2016, these perquisites included Mr. Gooch’s benefits described below, and the opportunity for each named executive officer to receive an annual physical examination at the Company’s expense, which is intended to promote proactive management of executive health, and the opportunity to receive the same discounts on Lands’ End merchandise that are extended to all Lands’ End employees and directors.

The original terms of Mr. Gooch’s employment letter provided for commuting benefits for travel between Mr. Gooch’s current primary state of residence and Lands’ End headquarters through the 12-month anniversary of his start date. To incent Mr. Gooch to continue his service with the Company, during fiscal year 2016, the Compensation Committee approved an amendment to Mr. Gooch’s employment letter that (1) clarifies that Mr. Gooch’s commuting benefits include temporary corporate housing and that all such commuting benefits are provided on a tax grossed-up basis; and (2) provides for the extension through August 31, 2017 of the commuting and housing benefits.

Retirement Plan

The Lands’ End, Inc. Retirement Plan allows participants to contribute towards retirement (including catch-up contributions) on a pre-tax basis, subject to Internal Revenue Service annual contribution limits. The plan allows pre-tax contributions of up to 75% of eligible compensation (or the limit determined by the Internal Revenue Service). Lands’ End also makes matching contributions to the plan in an amount equal to 50% of the participant’s eligible contribution up to a maximum of 6% of the participant’s earnings starting the quarter following one year of service by the participant.

Severance Benefits

We provide severance benefits to our named executive officers pursuant to executive severance agreements each has entered into with Lands’ End. The executive severance agreements help us attract and retain executives in a talent marketplace where severance provisions are commonly offered, while protecting the Company’s interests through non-disclosure, non-solicitation and non-competition restrictions. Under the executive severance agreement, subject to the executive’s execution of a release of claims against the Company and its affiliates, severance is provided for involuntary termination by Lands’ End without “Cause” (as defined in each executive’s agreement) or termination by the executive officer for “Good Reason” (as defined in each executive’s agreement). The principal severance benefit under the agreements is salary continuation for a specified period of time, subject to, in the case of certain executives, mitigation for salary or wages earned from another employer, including self-employment. See “—Potential Payments Upon Termination of Employment” below for additional details on the terms, conditions and benefits received under a qualifying termination under the executive severance agreements.

Awards under an annual or a long-term incentive program are payable in the event of a termination of employment as a result of death or disability during a performance period if certain conditions are met. See “—Potential Payments Upon Termination of Employment” below for additional information.

Under the 2014 Stock Plan, following a Change in Control (as defined in the 2014 Stock Plan) involving the Company, any non-vested portion of a participant’s award will fully vest in the event that either (1) the surviving, continuing, successor, or purchasing entity fails to assume or continue the Company’s rights and obligations under such award or fails to provide the participant with a substantially equivalent award, or (2) the participant’s employment is terminated within 18 months following the Change in Control on account of a termination by the Company (or any acquiring entity) for any reason other than Cause or on account of a participant’s resignation for Good Reason (each as defined in the 2014 Stock Plan). This type of treatment of equity following a Change in Control is referred to as a “double trigger” change-in-control provision and is intended to provide the participant with reasonable assurance regarding previously awarded compensation in the event of a Change in Control and subsequent termination of employment.

Executive Compensation Recovery Provisions

Lands’ End’s annual and long-term incentive programs adopted in fiscal year 2016 contain executive compensation recovery provisions. The relevant provisions provide that Lands’ End will seek reimbursement from participating executives if Lands’ End’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

Deductibility of Executive Compensation

In setting an executive’s compensation package, the Compensation Committee may take into account Section 162(m) of the Code, which provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based and paid under a program that meets certain other legal requirements. Although a significant portion of each named executive officer’s compensation may be intended, where appropriate, to qualify for deductibility under Section 162(m), in approving compensation that may not be deductible, the Compensation Committee may, among other things, determine that failing to meet its objectives to attract, retain, and motivate senior executives creates more risk for the Company than the financial impact of losing the tax deduction. Accordingly, certain compensation paid by the Company may not be deductible because such compensation exceeds the limitations or does not meet the “performance-based” or other requirements for deductibility under Section 162(m).

Compensation Committee Role in Executive Compensation Decisions

The Compensation Committee is appointed by the Board to fulfill the Board’s responsibilities relating to the compensation of our Chief Executive Officer and our other senior executives. The Compensation Committee has overall responsibility for approving and evaluating all compensation plans and our policies and programs as they affect the Company’s senior executives. For additional information regarding the role of our Compensation Committee, see “Corporate Governance—Committees of the Board—Compensation Committee.” In fulfilling its responsibilities, the Compensation Committee may retain compensation consultants to assist in structuring and evaluating executive compensation. The Compensation Committee has the sole authority to retain and terminate all compensation consultants and has the sole authority to approve the consultant’s fees and the terms and conditions of the consultant’s retention. The Compensation Committee also has authority to obtain advice and assistance from internal and external legal, accounting, and other advisors.

Robert Galvin, Elizabeth Leykum and Josephine Linden are the members of the Compensation Committee.

Role of Consultants, Advisors, and Management in Executive Compensation Decisions

The Compensation Committee has retained F.W. Cook as its independent compensation consultant. F.W. Cook reports directly to the Compensation Committee and the Compensation Committee has the sole authority to retain or dismiss the consultant.

F.W. Cook is expected to assist the Compensation Committee and work on its behalf on matters related to the Compensation Committee’s purposes and responsibilities as set forth in the Compensation Committee charter. F.W. Cook periodically advises the Compensation Committee as to trends in executive compensation and also provides specialized studies or advice as requested with respect to executive compensation issues. In fiscal year 2016, F.W. Cook advised the Compensation Committee and the Board with respect to CEO compensation and benefits, conducted a competitive compensation review of our senior executives, provided an update of compensation trends and regulatory developments, analyzed the Company’s use of various compensation elements, provided assistance with the review and design of the Company’s incentive compensation programs and assisted in the preparation of the Company’s public filings with regard to executive compensation. Representatives of F.W. Cook attend Compensation Committee meetings in person or by telephone as requested, and during fiscal year 2016, regularly attended Compensation Committee meetings.

Also in fiscal year 2016, the Nominating and Corporate Governance Committee engaged F.W. Cook to conduct a review of the Company’s non-employee director compensation program and provide observations and possible directions for the Nominating and Corporate Governance Committee’s consideration.

The Compensation Committee assessed the independence of F.W. Cook, including reviewing information received from F.W. Cook that addressed factors relevant to SEC and the Nasdaq Stock Market listing rules regarding conflicts of interest and independence.

The Compensation Committee also received advice and considered the recommendations of Ms. Marchionni, Mr. Gooch, Ms. Ritchie and the Company’s general counsel in fiscal year 2016 regarding the forms and the amounts of compensation for the Company’s employees, including the named executive officers, and regarding our compensation programs generally. No member of management was present during any Compensation Committee deliberations or voting with respect to his or her specific compensation.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2017 and in this Proxy Statement.

Compensation Committee

Robert Galvin, Chair

Elizabeth Leykum

Josephine Linden

Compensation Committee Interlocks and Insider Participation

During fiscal year 2016, none of the members of the Compensation Committee was or is a current or former officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any company that employed or employs any member of the Compensation Committee. In addition, no executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any company one of whose executive officers serves on our Board.

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each person who served as a principal executive officer or a principal financial officer of the Company during fiscal year 2016, our three other most highly compensated executive officers for fiscal year 2016 who were executive officers at the end of the fiscal year, and our former chief marketing officer (collectively, the “named executive officers”). Total compensation for the 2015 and 2014 fiscal years is provided only if such person was a named executive officer in either of those years.

Name and Principal Position	Year	Salary(a)		Bonus(b)		Stock Awards(c)		Non-Equity Incentive Plan Compensation		All Other Compensation(d)		Total
James F. Gooch* Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer	2016		$625,000		$236,565		$462,500		—		$110,593		$1,434,658

Joseph M. Boitano* Executive Vice President, Chief Merchandising and Design Officer	2016		$430,000		$61,565		$365,000		—		$7,442		$864,007

Rebecca L. Gebhardt Executive Vice President, Chief Marketing Officer	2016		$381,731		—		$175,000		—		$5,712		$562,443

Scott D. Hyatt** Executive Vice President, Chief Supply Chain Officer	2016 2015	$ $	550,000 327,885	$	— 125,000	$ $	275,000 137,500		— —		$9,219 —	$ $	834,219 590,385

Kelly Ritchie Senior Vice President, Employee and Customer Services	2016 2015 2014	$ $ $	384,000 387,089 363,576	$	— 87,500 —	$ $ $	192,000 91,480 358,750	$	— — 83,622	$ $ $	7,950 7,570 7,825	$ $ $	583,950 564,639 813,773

Federica Marchionni** Former President and Chief Executive Officer	2016 2015	$ $	621,154 909,808	$	— 1,475,000	$ $	712,500 3,106,250		— —	$ $	373,334 40,000	$ $	1,706,988 5,531,058

Steven G. Rado** Senior Vice President, Chief Marketing Officer	2016 2015 2014	$ $ $	123,077 400,000 295,385	$	— — 50,000	$ $ $	200,000 100,000 400,000	$	— — 67,938	$ $ $	307,846 7,385 24,837	$ $ $	630,923 507,385 838,160

*	Each of Mr. Gooch and Mr. Boitano also served as our Co-Interim Chief Executive Officer from September 23, 2016 to March 6, 2017.

**	Ms. Marchionni ceased serving as our President and Chief Executive Officer on September 23, 2016, Mr. Rado ceased serving as our Senior Vice President, Chief Marketing Officer on May 21, 2016 and Mr. Hyatt ceased serving as our Executive Vice President, Chief Supply Chain Officer on March 31, 2017.

(a)	The amounts shown have been adjusted for the number of days in the fiscal year and are not necessarily the same as the annual base salary rate for each named executive officer. The amounts shown for Ms. Marchionni and Mr. Rado reflect their salary from the beginning of the fiscal year through the date of their departure from the Company (September 23, 2016 and May 21, 2016, respectively).

(b)

For Mr. Gooch, the amount for fiscal year 2016 represents (1) the second installment of his cash sign-on bonus payment of $175,000 and (2) Co-Interim Chief Executive Officer cash service bonus payments of

$61,565; but does not include the first installment of his cash sign-on bonus payment of $175,000, which was earned in fiscal year 2015 before his appointment as an executive officer of the Company.

For Mr. Boitano, the amount for fiscal year 2016 represents his Co-Interim Chief Executive Officer cash service bonus payments.

(c)	For fiscal year 2016, the amounts represent the aggregate grant date fair value of RSU awards granted under the Company’s 2014 Stock Plan (the “2014 Stock Plan”). See “See “—Grants of Plan-Based Awards” below for additional information. Generally, the aggregate grant date fair value is the amount that the Company would expense in its financial statements over the award’s applicable vesting period. The assumptions used in determining these amounts are set forth in Note 5 to the Company’s consolidated and combined financial statements included in its Annual Report on Form 10-K for the fiscal year ended January 27, 2017. The RSUs cannot be sold or otherwise transferred by the named executive officer and the underlying common stock cannot be sold or otherwise transferred until such restrictions lapse and the RSUs are settled.

For Mr. Gooch, the amount does not include the value of sign-on grants of RSUs consisting of a time-vesting grant with a grant date value equal to $350,000 and a performance-vesting grant with a grant date value equal to $415,000, the performance goals under which are not expected to be achieved, which grants were made in fiscal year 2015 and before his appointment as an executive officer of the Company.

The RSU awards granted to Ms. Marchionni, Mr. Hyatt and Mr. Rado in fiscal year 2016 were forfeited when their employment with the Company ceased.

(d)	For Mr. Gooch, the amount for fiscal year 2016 represents (1) $23,007 attributable to the aggregate incremental cost to the Company of round-trip fare for commercial air travel between Mr. Gooch’s residence in Michigan and the Madison, Wisconsin area; (2) $20,400 attributable to the aggregate incremental cost to the Company for housing in the Madison, Wisconsin area; (3) $15,475 attributable to the aggregate incremental cost to the Company of ground transportation in Michigan and Wisconsin when commuting to and from Company headquarters in Dodgeville, Wisconsin; (4) $50,755 in tax gross-up payments related to the foregoing commuting/housing benefits; and (5) $956 attributable to the incremental cost to the Company of his executive physical examination.

The amount shown for fiscal year 2016 for each of Mr. Boitano, Ms. Gebhardt, Mr. Hyatt and Ms. Ritchie represents the Company’s matching contributions under the Lands’ End, Inc. Retirement Plan.

For Ms. Marchionni, the amount for fiscal year 2016 consists of (1) $328,846 in salary continuation payments made pursuant to the terms of her severance agreement; (2) $36,538 representing payment of her unused vacation; and (3) $7,950 in matching contributions under the Lands’ End, Inc. Retirement Plan.

For Mr. Rado, the amount for fiscal year 2016 consists of (1) $276,923 in salary continuation payments made pursuant to the terms of his severance agreement, (2) $27,692 representing payment of his unused vacation, and (3) $3,231 in matching contributions under the Lands’ End, Inc. Retirement Plan.

The amounts in this column do not include amounts attributable to the discount on Lands’ End merchandise that is extended to all Lands’ End employees and Board members.

Grants of Plan-Based Awards

The following table sets forth the awards granted to our named executive officers in fiscal year 2016 under the Company’s incentive plans.

Name	Plan or Award	Grant Date for Equity- Based Awards	Compensation Committee Action Date for Equity- Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards*			Estimated Future Payouts Under Equity Incentive Plan Awards (#)**	Grant Date Fair Value of Stock and Option Awards(a)
				Threshold	Target	Maximum
James F. Gooch	2016 AIP 2016 LTIP 2014 Stock Plan 2014 Stock Plan	05/02/2016 12/19/2016	04/28/2016 12/16/2016	$46,875 31,250 — —	$468,750 312,500 — —	$937,500 625,000 — —	12,745 8,451	$ $	312,500 150,000

Joseph M. Boitano	2016 AIP 2016 LTIP 2014 Stock Plan 2014 Stock Plan	05/02/2016 12/19/2016	04/28/2016 12/16/2016	$27,950 21,500 —	$279,500 215,000 —	$559,000 430,000 —	8,768 8,451	$ $	215,000 150,000

Rebecca L. Gebhardt	2016 AIP 2016 LTIP 2014 Stock Plan	05/02/2016	04/28/2016	$22,894 17,500 —	$228,942 175,000 —	$457,885 350,000 —	7,137		$175,000

Scott D. Hyatt	2016 AIP 2016 LTIP 2014 Stock Plan	05/02/2016	04/28/2016	$35,750 27,500 —	$357,500 275,000 —	$715,000 550,000 —	11,215		$275,000

Kelly Ritchie	2016 AIP 2016 LTIP 2014 Stock Plan	05/02/2016	04/28/2016	$19,200 19,200 —	$192,000 192,000 —	$384,000 384,000 —	7,830		$192,000

Federica Marchionni	2016 AIP 2016 LTIP 2014 Stock Plan	05/02/2016	04/28/2016	$95,000 71,250 —	$950,000 712,500 —	$1,900,000 1,425,000 —	29,058		$712,500

Steven G. Rado	2016 AIP 2016 LTIP 2014 Stock Plan	05/02/2016	04/28/2016	$20,000 20,000 —	$200,000 200,000 —	$400,000 400,000 —	8,157		$200,000

*	Reflects estimated potential payout amounts as of the time of grant. The non-equity plan-based awards issued to Ms. Marchionni, Mr. Hyatt and Mr. Rado in fiscal year 2016 and reflected in this table were forfeited when their employment with the Company ceased.
**	The RSU awards granted to Ms. Marchionni, Mr. Hyatt and Mr. Rado in fiscal year 2016 and reflected in this table were forfeited when their employment with the Company ceased.
(a)	The amounts represent the aggregate grant date fair value of the RSU awards granted under the 2014 Stock Plan. Generally, the aggregate grant date fair value is the amount that the Company would expense in its financial statements over the award’s applicable vesting period. The assumptions used in determining these amounts are set forth in Note 5 to the Company’s consolidated and combined financial statements included in its Annual Report on Form 10-K for the fiscal year ended January 27, 2017. The RSUs cannot be sold or otherwise transferred by the named executive officer and the underlying common stock cannot be sold or otherwise transferred until such restrictions lapse and the RSUs are settled

Outstanding Equity Awards at 2016 Fiscal Year End

The following table shows the number of shares of Lands’ End common stock issuable under unvested RSUs held by the named executive officers as of January 27, 2017, the last trading day of Lands’ End common stock in fiscal year 2016. None of the named executive officers held options to purchase shares of Lands’ End common stock as of January 27, 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested($)(a)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)(d)
James F. Gooch	37,149	$568,380	1,475	$22,568
Joseph M. Boitano	21,770	333,081	—	—
Rebecca L. Gebhardt	15,941	243,897	—	—
Scott D. Hyatt*	16,916	258,815	—	—
Kelly Richie	17,608	269,402	—	—
Federica Marchionni*	—	—	—	—
Stephen G. Rado*	—	—	—	—

*	All unvested RSU awards held by Ms. Marchionni, Mr. Hyatt and Mr. Rado were forfeited when their employment with the Company ceased.
(a)	Represents time-based RSUs.
(b)	The market value of the outstanding time-based RSU awards represents the product of the number of underlying shares of common stock with respect to the unvested RSUs multiplied by $15.30, the closing price per share of Lands’ End common stock on January 27, 2017.
(c)	Represents the number of underlying shares of common stock with respect to the unvested Performance-Vesting RSUs held by Mr. Gooch on January 27, 2017 based on the achievement of threshold performance goals, the vesting date of which is the date on which the Compensation Committee determines that the applicable performance goals have been achieved.
(d)	The market value of the Performance-Vesting RSUs awards represents the product of 1,475 underlying shares of common stock with respect to the Performance-Vesting RSUs awards by $15.30, the closing price per share of Lands’ End common stock on January 27, 2017.

Option Exercises and Stock Vested

None of our named executive officers owned or exercised any Lands’ End stock options during fiscal year 2016. The following table provides information for each of our named executive officers regarding vesting of RSU awards during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
James F. Gooch	—	—
Joseph M. Boitano	—	—
Rebecca L. Gebhardt	3,040	$55,054
Scott D. Hyatt	—	—
Kelly Ritchie	3,355	$60,759
Federica Marchionni	19,188	$447,848
Steven G. Rado	3,741	$67,750

(a)	The numbers shown include RSUs withheld by the Company to satisfy tax obligations associated with vesting.

(b)	For each of Ms. Gebhardt, Ms. Ritchie and Mr. Rado, the value realized represents the value of shares issued upon vesting of RSUs on May 20, 2016 (including shares withheld by the Company to satisfy tax obligations associated with the vesting of these RSUs) multiplied by $18.11, the closing price of our common stock on May 20, 2016. For Ms. Marchionni, the value realized represents the value of shares issued upon vesting of RSUs on February 17, 2016 (including shares withheld by the Company to satisfy tax obligations associated with the vesting of these RSUs) multiplied by $23.34, the closing price of our common stock on February 17, 2016.

Employment Arrangements

Certain components of the compensation paid to our named executive officers reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table are based on our named executive officers’ employment letters or arrangements that provide for their employment with Lands’ End. Set forth below are summary descriptions of the key terms of compensation for each named executive officer that impacted their compensation in fiscal year 2016. Also set forth below is a summary description of the key terms of our employment letter with Jerome Griffith, who joined the Company as President and Chief Executive Officer in fiscal year 2017. For a discussion of the severance payments and other benefits payable in connection with a qualifying termination of employment under each named executive officer’s executive severance agreement (other than Ms. Marchionni and Mr. Rado), see “—Potential Payments Upon Termination of Employment” below.

Jerome Griffith

On December 19, 2016, the Company announced the appointment of Jerome Griffith as our Chief Executive Officer and President, effective March 6, 2017. Mr. Griffith’s employment letter dated as of December 19, 2016 provides Mr. Griffith with, among other things, the following: (1) a minimum annual base salary of $950,000; (2) a target bonus opportunity under the AIP equal to 100% of his annual base salary (which AIP bonus amount will, for fiscal year 2017, equal the greater of (a) the AIP bonus actually earned for such year and (b) $475,000); (3) a target LTIP opportunity equal to at least 200% of his annual base salary; (4) an inducement sign-on grant of 117,647 RSUs (the “sign-on RSUs”) and an inducement sign-on grant of options to purchase 294,118 shares of our common stock (the “sign-on stock options”) with an exercise price equal to the fair market value of a share of Company common stock on the grant date, March 6, 2017; in each case which will vest 25% per year on each of the first four anniversaries of Mr. Griffith’s start date, subject to his continued employment, provided that on his earlier termination by the Company without “cause “(as defined in his executive severance agreement), his resignation with “Good Reason” (as defined in his executive severance agreement), his death or “Disability” (as defined in his executive severance agreement), 50% of any then unvested sign-on RSUs will vest (and if Mr. Griffith experiences a qualifying termination after the third anniversary of the grant date, the final tranche of sign-on RSUs will vest in full) and 100% of any unvested sign-on stock options will vest; and (5) through August 31, 2017, temporary corporate housing in the Madison, Wisconsin area. Mr. Griffith’s primary workplace location is Dodgeville, Wisconsin and he is eligible to receive relocation benefits pursuant to the Company’s standard relocation policy, as he obtained permanent housing in Madison, Wisconsin.

James F. Gooch

Mr. Gooch’s employment letter, as amended, provides Mr. Gooch with the following compensation: (1) a minimum annual base salary of $625,000; (2) a target bonus opportunity under the AIP equal to 75% of his annual base salary (which AIP bonus amount will, for fiscal year 2016, equal the greater of (x) the AIP bonus actually earned for such year and (y) subject to the achievement of threshold performance goals, $312,500 (“special incentive award”); (3) a target LTIP award opportunity equal to at least 100% of his annual base salary; (4) a cash sign-on bonus of $350,000, which was paid in two installments of $175,000 each as of his start date as an employee with the Company, January 27, 2016, and the second on January 27, 2017 (with each installment subject to repayment in full if, within the 12 months following receipt of such installment, Mr. Gooch is terminated for “Cause” by the Company or resigns without “Good Reason,” each as defined in Mr. Gooch’s executive severance agreement); (5) a sign-on grant of RSUs, one portion of which vests over time, and the other portion of which vests subject to achievement of performance goals, as follows: (a) the time-based grant has a grant date fair value equal to $350,000 and will vest as to 25% of RSUs on each of the second and third anniversaries of the start date and 50% on the fourth anniversary of the start date and (b) the performance-based grant has a grant date fair value equal to $415,000 and will vest upon the achievement of applicable performance goals over fiscal years 2016 and 2017 (except that the specified threshold level of performance for the fiscal year 2016 performance period was not achieved), and in each case unvested RSUs will vest upon any separation from service other than by the Company for cause or by Mr. Gooch without Good Reason, but in the case of the performance-based grant, based on the Company’s achievement of the applicable performance goals through the date of termination; and (6) through August 31, 2017, (a) payment of, or reimbursement for, the costs of commuting between Mr. Gooch’s current primary state of residence and Lands’ End headquarters, and (b) temporary corporate housing in the Dodgeville-Madison, Wisconsin area; in each case, provided on a tax grossed-up basis. Mr. Gooch’s primary workplace location is Dodgeville, Wisconsin and he is eligible to receive relocation benefits pursuant to the Company’s relocation policy.

In connection with his service as Co-Interim Chief Executive Officer from September 23, 2016 to March 6, 2017, Mr. Gooch received (1) a monthly cash service bonus in the amount of $15,000; and (2) a grant of RSUs with an aggregate grant date fair market value equal to $150,000, which will vest in two equal installments on each of December 19, 2017 and December 19, 2018 (or vest in full if earlier terminated without “Cause” by the Company).

Joseph M. Boitano

Pursuant to his employment letter dated June 1, 2015, Mr. Boitano serves as Executive Vice President, Chief Merchandising and Design Officer of the Company with an annual base salary of $430,000. He is eligible for an AIP target award of 65% of his base salary and a long-term incentive award with a target opportunity of 100% of his base salary.

In connection with his service as Co-Interim Chief Executive Officer from September 23, 2016 to March 6, 2017, Mr. Boitano received (1) a monthly cash service bonus in the amount of $15,000; and (2) a grant of RSUs with an aggregate grant date fair market value equal to $150,000, which will vest in two equal installments on each of December 19, 2017 and December 19, 2018 (or vest in full if earlier terminated without “Cause” by the Company).

Rebecca L. Gebhardt

Pursuant to her employment letter dated March 25, 2014, as amended on June 16, 2016, Ms. Gebhardt serves as Executive Vice President, Chief Marketing Officer of the Company with an annual base salary of $400,000, which reflects a $50,000 increase effective upon her promotion to Executive Vice President, Chief Marketing Officer as of June 11, 2016. She is eligible for an AIP target award of 65% of her base salary (50% prior to her promotion) and a long-term incentive award target opportunity of 100% of her base salary.

Scott D. Hyatt

Pursuant to his employment letter dated June 9, 2015, Mr. Hyatt serves as Executive Vice President and Chief Supply Chain Officer of the Company with an annual base salary of $550,000. He is eligible for an AIP target award of 65% of his base salary and a long-term incentive award with a target opportunity of 100% of his base salary. Effective March 31, 2017, Mr. Hyatt resigned as an officer and as an employee of the Company.

Kelly Ritchie

Ms. Ritchie serves as Senior Vice President, Employee and Customer Services of the Company with an annual base salary of $384,000. She is eligible for an AIP target award of 50% of her base salary and a long-term incentive award target opportunity of 100% of her base salary.

Federica Marchionni

Ms. Marchionni’s employment letter with the Company includes the following compensation: elements: (1) an annual base salary equal to $950,000; (2) an AIP target award opportunity equal to 100% of base salary; (3) a cash retention bonus of $475,000 to be paid after fiscal year 2016, which bonus was subject to reduction by the amount of AIP earned for fiscal year 2016 and conditioned on continued service through the bonus payment date; and (4) a sign-on grant of RSUs with a grant date fair value equal to $2,750,000, which was originally scheduled to vest in installments over three years.

Effective September 23, 2016, Ms. Marchionni resigned from the Board and from her roles as President and Chief Executive Officer of the Company. In connection with her departure, Ms. Marchionni is entitled to receive the payments and benefits to which she is entitled under her executive severance agreement with the Company upon a termination of her employment by the Company without “Cause” (as defined in the agreement), specifically, (1) salary continuation for 24 months at an annual rate of $950,000, payable in the form of salary continuation for 24 months, (2) continued health insurance coverage for up to 24 months, (3) six months of outplacement services, and (4) a lump sum payment equal to unused vacation pay.

Steven Rado

Mr. Rado’s employment letter provided for an annual base salary of $400,000, plus a one-time sign on bonus of $50,000. He was eligible for an AIP target award of 50% of his base salary and a long-term incentive award target opportunity of 100% of his base salary.

Effective May 21, 2016, Mr. Rado resigned as Senior Vice President, Chief Marketing Officer and as an employee of the Company. In connection with his departure, Mr. Rado is entitled to receive the payments and benefits to which he is entitled under his executive severance agreement with the Company upon a termination of his employment by the Company without “Cause” (as defined in the agreement), specifically, (1) salary continuation for 12 months at an annual rate of $400,000, subject to reduction for salary or wages earned from another employer, including self-employment, (2) continued health insurance coverage for up to 12 months, (3) 12 months of outplacement services, and (4) a lump sum payment equal to unused vacation pay.

Potential Payments Upon Termination of Employment

As described under “—Compensation Discussion and Analysis—Other Compensation Elements—Severance Benefits” above, the Company is party to severance agreements with each of the named executive officers. The amounts shown under “—Summary Table of Potential Payments Upon Termination of Employment” below assume that each named executive officer was terminated effective as of January 27, 2017, the last business day of fiscal year 2016. Therefore, the tables include amounts earned through such time and are estimates of the amounts which would have been paid (subject to mitigation as applicable) to each named executive officer upon his or her involuntary termination by Lands’ End without “Cause” (as defined in the agreement) or termination by the executive officer for “Good Reason” (as defined in the agreement). The actual amounts that would have been paid to the executives can only be determined at the time of such executive’s separation from Lands’ End. The following is a discussion of the potential compensation and benefits that the named executive officers other than Ms. Marchionni and Mr. Rado would be entitled to upon termination of employment. See “—Employment Arrangements—Federica Marchionni” and “—Steven Rado” above for details concerning the compensation and benefits that each of Ms. Marchionni and Mr. Rado is entitled to receive in connection with their departure from the Company.

Good Reason:

A termination by the executive officer is for “Good Reason” generally results if it from (1) a reduction of more than 10% in the sum of the executive officer’s annual base salary and target AIP award from those in effect as of the date of the severance agreement; (2) an executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties; or (3) any action or inaction that constitutes a material breach under the severance agreement (or employment letter for Mr. Gooch), including the failure of a successor company to assume or fulfill the obligations under the severance agreement (or employment letter for Mr. Gooch). For Mr. Gooch, a termination by him also is for Good Reason if it results from Mr. Gooch no longer directly reporting to the Company’s principal executive officer.

Cause:

“Cause” generally is defined as (1) a material breach by the executive officer, other than due to incapacity due to a disability, of the executive officer’s duties and responsibilities which breach is demonstrably willful and deliberate on the executive officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company (or its affiliates) and such breach is not remedied by the executive officer in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) the commission by the executive officer of a felony (in certain cases defined as a felony involving moral turpitude); or (3) dishonesty or willful misconduct in connection with the executive officer’s employment.

Severance Benefits upon Termination Without Cause or for Good Reason

Subject to his or her execution of a release of claims against the Company and its affiliates, if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, the executive will be entitled to 12 months of base salary at the rate in effect as of the date of termination. Except for Mr. Gooch, the salary continuation payments to the executive are subject to reduction by the amount of fees, salary, wages or any other form of compensation that he or she earns from a subsequent employer or through self-employment during the salary continuation period.

The executives are entitled to receive continuation of the active medical and dental coverage that the named executive officer was eligible to participate in prior to the end of employment during the salary continuation period, provided that if the executive becomes eligible to participate in another medical or dental benefit plan through another employer or spousal plan during such period, the executive will be required to pay the full premium applicable to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

The executives also are entitled to reasonable outplacement services, mutually agreed to by the Company and the named executive officer, for a period of up to 12 months or until subsequent employment is obtained, whichever occurs first.

All named executive officers are entitled to a lump sum payment of unused vacation pay benefits granted to the named executive officer prior to his or her termination date.

Other Terms of Severance Agreements

An eligible named executive officer will not be entitled to a severance payment under the severance agreements in the event of termination for Cause or voluntary termination.

Under the severance agreements, the named executive officers agree to non-disclosure of confidential information, non-disparagement, non-solicitation and non-compete (where permissible under applicable state law) covenants, as well as a release of liability for certain claims against the Company.

The severance agreements do not provide for payments to the participating named executive officers upon termination of employment due to death, disability or retirement. The Company’s incentive programs and/or award agreements thereunder provide for eligibility to receive payments or vesting of awards upon the death or disability of named executive officers (and in certain cases, upon termination of employment by the Company without Cause or by the executive for Good Reason) as provided below.

Named executive officers are not entitled to any “golden parachute” excise tax gross-up payments under any plan or agreement with the Company.

Payments Pursuant to Incentive Compensation Programs

As described under “—Compensation, Discussion and Analysis” above, the Company provides annual and long-term incentive awards to our named executive officers. Payments under these programs for termination of employment are limited as described below.

Annual Incentive Plan. Generally, if a named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntarily terminated for any reason (other than death) prior to the payment date for an AIP award, he or she will forfeit his or her AIP award, except as prohibited by law. In the event of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the financial criteria under the AIP are satisfied. Under the terms of Mr. Gooch’s employment letter with the Company, any incentive award payable to him with respect to a fiscal year will be paid if he is actively employed at the payment date or his employment terminates following the end of the applicable fiscal year and prior to payment by the Company without Cause or by Mr. Gooch for Good Reason or as a result of his death or disability. Because the threshold financial goal under the 2016 AIP was not achieved, no named executive officer would have been entitled to any payments under the 2016 AIP in the event of death or disability on January 27, 2017.

2014 LTIP (2014 RSU Awards). The 2014 RSU Awards provide that if any participant voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death) he or she will forfeit his or her 2014 RSU Award, except as prohibited by law. In the event of death or disability, that portion of his or her 2014 RSU Award not previously vested will vest on a pro-rated basis through the date of termination or death, as applicable.

2015 LTIP and 2016 LTIP. If any named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death), he or she will forfeit his or her 2015 LTIP award and 2016 LTIP award, except as prohibited by law. In the event of death or disability, he or she will be entitled to a pro-rated payment through the termination date if performance under the 2015 LTIP and the 2016 LTIP, as of the termination date, equals or exceeds the applicable performance targets and the named executive officer was a participant in the 2015 LTIP or the 2016 LTIP (as the case may be) for at least 12 months of the performance period. Any pro-ration would be based on a fraction, the numerator of which is the number of full months during the performance period in which the executive was a participant, and the denominator of which is the full number of months in the applicable performance period. Because the target financial goals under each of the 2015 LTIP and the 2016 LTIP had not been achieved as of January 27, 2017, no named executive officer would have been entitled to any payments under these programs in the event of death or disability under either program on January 27, 2017.

2015 RSU Awards and 2016 RSU Awards. If any named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death) he or she will forfeit any 2015 RSU Awards or 2016 RSU Awards, except as prohibited by law. Following the 12-month anniversary of the grant date of his or her award, if any named executive officer’s employment is terminated because of (1) death, the unvested portion of his or her award will vest on a pro-rated basis through the date of death, payable in cash to his or her estate, or (2) disability, the unvested portion of his or her award will vest on a pro-rated basis through the date of termination. Any pro-ration would be based on a fraction, the numerator of which is the number of full months during the vesting period in which the executive was a participant, and the denominator of which is the full number of months in the applicable vesting period. Because the 12-month participation requirement had not been satisfied as of January 27, 2017, no 2016 RSU Awards would have vested as a result of a named executive officer’s death or disability on January 27, 2017.

Other RSU Awards. Under the award agreements that govern Mr. Gooch’s sign-on awards of RSUs, unvested RSUs will vest upon any separation from service other than by the Company for Cause or by the executive without Good Reason, but in the case of Mr. Gooch’s performance-based award, subject to the Company’s achievement of the applicable performance goals through the date of termination. Because the financial goals under Mr. Gooch’s performance-based RSU award were not achieved as of January 27, 2017, the award would not have vested upon of termination of employment on January 27, 2017. The RSUs awarded to Mr. Gooch and Mr. Boitano in December 2016 are subject to the same terms and conditions as set forth in the award agreements that govern the 2015 RSU Awards and the 2016 RSU Awards, except that the awards will vest in full if the executive is terminated without Cause by the Company.

2014 Stock Plan Change in Control Provision. The 2014 Stock Plan, which governs the RSU awards discussed above, provides that, except to the extent specified in the applicable award agreement, upon a change in control involving the Company, any non-vested portion of a named executive officer’s award will fully vest in the event that either (1) the surviving, continuing, successor, or purchasing entity fails to assume or continue the Company’s rights and obligations under such award or fails to provide the participant with a substantially equivalent award, or (2) the participant’s employment is terminated within 18 months following the change in control on account of a termination by the Company (or any acquiring entity) for any reason other than Cause or on account of a named executive officer’s resignation for Good Reason.

Summary Table of Potential Payments Upon Termination of Employment

The tables below summarize the potential payouts to the named executive officers (other than Ms. Marchionni and Mr. Rado) for the termination events described above. The amounts shown in the following tables are approximate and reflect certain assumptions that the Company has made in accordance with the SEC’s rules. These assumptions include that the termination of employment occurred on January 27, 2017. The table does not include payments and benefits that would not have been triggered or otherwise enhanced by the termination of employment on January 27, 2017, including under the 2015 LTIP, the 2016 LTIP and the 2016 AIP.

	Salary Continuation(a)	Continuation Medical/ Welfare Benefits(b)	Unused Vacation	Outplacement	Accelerated Vesting of RSUs(c)	Total
James F. Gooch
Termination for Good Reason	$625,000	$14,322	$48,077	$8,000	$373,381	$1,068,780
Termination without Cause	$625,000	$14,322	$48,077	$8,000	$373,381	$1,068,780
Termination with Cause	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	$244,081	$244,081
Termination due to Retirement	—	—	—	—	—	—
Termination due to Death	—	—	—	—	$244,081	$244,081
Change in Control	—	—	—	—	$568,380	$568,380

	Salary Continuation(a)	Continuation Medical/ Welfare Benefits(b)	Unused Vacation	Outplacement	Accelerated Vesting of RSUs(c)	Total
Joseph M. Boitano
Termination for Good Reason	$430,000	$4,046	$0	$8,000	$129,300	$571,346
Termination without Cause	$430,000	$4,046	$0	$8,000	$129,300	$571,346
Termination with Cause	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	$38,055	$38,055
Termination due to Retirement	—	—	—	—	—	—
Termination due to Death	—	—	—	—	$38,055	$38,055
Change in Control	—	—	—	—	$333,081	$333,081

	Salary Continuation(a)	Continuation Medical/ Welfare Benefits(b)	Unused Vacation	Outplacement	Accelerated Vesting of RSUs(c)	Total
Rebecca L. Gebhardt
Termination for Good Reason	$400,000	$14,322	$23,077	$8,000	—	$445,399
Termination without Cause	$400,000	$14,322	$23,077	$8,000	—	$445,399
Termination with Cause	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	$86,691	$86,691
Termination due to Retirement	—	—	—	—	—	—
Termination due to Death	—	—	—	—	$86,691	$86,691
Change in Control	—	—	—	—	$213,304	$213,304

	Salary Continuation(a)	Continuation Medical/ Welfare Benefits(b)	Unused Vacation	Outplacement	Accelerated Vesting of RSUs(c)	Total
Scott D. Hyatt
Termination for Good Reason	$550,000	$9,751	$10,577	$8,000	—	$578,328
Termination without Cause	$550,000	$9,751	$10,577	$8,000	—	$578,328
Termination with Cause	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	$46,159	$46,159
Termination due to Retirement	—	—	—	—	—	—
Termination due to Death	—	—	—	—	$46,159	$46,159
Change in Control	—	—	—	—	$258,815	$258,815

	Salary Continuation(a)	Continuation Medical/ Welfare Benefits(b)	Unused Vacation	Outplacement	Accelerated Vesting of RSUs(c)	Total
Kelly Ritchie
Termination for Good Reason	$384,000	$14,022	$16,246	$8,000	—	$422,268
Termination without Cause	$384,000	$14,022	$16,246	$8,000	—	$422,268
Termination with Cause	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	$129,994	$129,994
Termination due to Retirement	—	—	—	—	—	—
Termination due to Death	—	—	—	—	$129,994	$129,994
Change in Control	—	—	—	—	$269,402	$269,402

(a)	These amounts assume 12 months of salary continuation payments, without reduction by the amount of fees, salary, wages or any other form of compensation that the officer may earn from a subsequent employer or through self-employment during the salary continuation period.
(b)	These amounts represent the continuation of the health and welfare benefits in which each named executive officer was enrolled on January 27, 2017, assuming that the officer continues to participate in these plans for 12 months thereafter.
(c)	The amounts shown are based on the value of a share of the Company’s common stock of $15.30, the closing price per share on January 27, 2017. With respect to the amounts shown as a result of a Change in Control, assumes that (1) the surviving, continuing, successor, or purchasing entity fails to assume or continue the Company’s rights and obligations under the RSU award or fails to provide the participant with a substantially equivalent award on January 27, 2017, or (2) the named executive officer’s employment is terminated on January 27, 2017 within 18 months following a “Change in Control” (as defined in the 2014 Stock Plan) due to termination by the Company (or any acquiring entity) for any reason other than Cause or on account of the officer’s resignation for Good Reason.

ITEM 2. ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in detail under the heading “—Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, we seek to link a significant portion of the compensation of our named executive officers with the Company’s performance. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking in the short term. We believe that our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation programs, including our compensation philosophy and objectives and the compensation of our named executive officers during fiscal year 2016.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory and is not binding on the Company, our Board, or the Compensation Committee of the Board. However, the Board and Compensation Committee value the opinions expressed by our stockholders in their voting on this proposal and will consider the outcome of the voting when making future compensation decisions and policies regarding our named executive officers.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM 3. APPROVAL OF THE LANDS’ END, INC. 2017 STOCK PLAN

Item 3 is the approval of the Lands’ End, Inc. 2017 Stock Plan (the “2017 Stock Plan”). The Board believes that adoption of the 2017 Stock Plan is in the best interests of the Company. The 2017 Stock Plan was established to:

•	allow us to continue to attract and retain key employees;

•	provide additional incentive to each participant to work to increase the value of the Company’s common stock; and

•	provide each participant with a stake in the future of the Company that corresponds to that of all stockholders of the Company.

Overview. Our 2014 Stock Plan was approved by the Company’s stockholders at our 2015 annual meeting of stockholders. A total of 1,000,000 shares of our common stock were initially authorized for issuance under the 2014 Stock Plan. As of March 27, 2017, approximately 640,100 shares remain available for grant under the 2014 Stock Plan. After expected awards are granted in 2017 as part of our 2017 long-term incentive structure, however, we expect that approximately 345,900 shares of our common stock will remain available for future grants under the 2014 Stock Plan, excluding any shares subject to outstanding awards that are forfeited, settled in cash or used to satisfy tax withholding obligations in the future, which shares will again become available for issuance under the 2014 Stock Plan.

If approved by our stockholders, the 2017 Stock Plan would make an additional 1,000,000 shares available for equity-based grants. We intend to continue making grants pursuant to the 2014 Stock Plan even if the 2017 Stock Plan is approved by our stockholders. If our stockholders do not approve this proposal, we will not have a sufficient number of shares available under the 2014 Stock Plan, based on our historical grant practices, to grant the stock awards we anticipate will be necessary to retain and motivate our key employees over the next three years. We currently expect that the 2017 Stock Plan, together with the remaining shares reserved under the 2014 Stock Plan, should be sufficient to allow us to continue to provide competitive grants of equity through the next three years. The number of awards we have granted under the 2014 Stock Plan as a percentage of our annual weighted average diluted shares (commonly referred to as the “burn rate”), has been on average 1.6% over the last three years, calculated using a multiplier of 2x for awards other than stock options and stock appreciation rights.

For these reasons, the Compensation Committee recommended, and the Board approved the 2017 Stock Plan on March 30, 2017, subject to approval by our stockholders.

Any awards granted under the 2017 Stock Plan before our stockholders approve the 2017 Stock Plan are contingent on our stockholders approving the 2017 Stock Plan. If our stockholders do not approve the 2017 Stock Plan, awards granted under the 2017 Stock Plan would be void and no shares of our common stock would be issued under the 2017 Stock Plan.

The terms and conditions of the 2017 Stock Plan are substantially similar to the terms and conditions of the 2014 Stock Plan. The following description of the material terms and conditions of the 2017 Stock Plan is qualified by the 2017 Stock Plan, which is included in its entirety in Appendix A to this Proxy Statement. Stockholders should refer to that appendix for complete and detailed information regarding the 2017 Stock Plan.

Awards. The 2017 Stock Plan allows for the grant of restricted stock, stock options, stock appreciation rights, stock units and other stock-based awards to eligible individuals. The 2017 Stock Plan also allows common stock of the Company to be awarded in settlement of an incentive award under our Umbrella Incentive Program (and any incentive program established thereunder).

Shares Reserved Under 2017 Stock Plan. There are 1,000,000 shares of the Company’s common stock, par value $0.01 per share (for purposes of this section, “stock”), reserved for issuance under the 2017 Stock Plan. The shares of our common stock that may be awarded under the 2017 Stock Plan are shares currently authorized but unissued, and shares which have been reacquired by the Company. As of March 30, 2017, no awards were outstanding under the 2017 Stock Plan.

Share Recycling Provisions. Only shares of our common stock actually issued pursuant to an award under the 2017 Stock Plan will count against the reserved shares. If any restricted stock award, stock unit award, option, stock appreciation right or other stock-based award is forfeited, cancelled or is settled in cash, the underlying shares will again become available for issuance. Any shares that are (1) tendered to, or withheld by, the Company to pay the exercise price of an option, (2) tendered to, or withheld by, the Company in satisfaction of any condition to a stock-based award, or (3) used to satisfy a tax withholding obligation shall again become available for issuance. If any awards are granted in substitution for outstanding awards issued by another entity and such grants are made in connection with the Company’s acquisition of that entity, the shares underlying those substitute awards will not count against the maximum number of shares of common stock reserved for issuance under the 2017 Stock Plan.

Effective Date and Termination of Plan. The 2017 Stock Plan became effective as of March 30, 2017, subject to stockholder approval, and will continue in effect, unless earlier terminated by our Compensation Committee, until the earlier of (1) the tenth anniversary of the date the 2017 Stock Plan was adopted by our board and (2) the date on which all of the stock reserved for issuance under the 2017 Stock Plan has been issued or is no longer available for use and all cash payments due under any Stock Unit or Other Stock-Based Award granted under the 2017 Stock Plan have been paid or forfeited.

Eligible Individuals. Any employee, non-employee director or other individual providing advisory or consulting services to our Company or any of our Subsidiaries, as designated by the Compensation Committee from time to time (each, an “Eligible Individual”), is eligible to participate in the 2017 Stock Plan. We had approximately 5,400 full and part-time employees as of March 1, 2017.

Administration. The 2017 Stock Plan is administered by the Compensation Committee, to which such responsibility was delegated by the Board. The Compensation Committee has the authority to construe and interpret the 2017 Stock Plan and to make all other determinations deemed equitable under the circumstances for the administration of the 2017 Stock Plan. The Compensation Committee may allocate its responsibilities and powers to one or more members of the Board and may delegate all or any part of its responsibilities and powers to any one or more officers of the Company, subject to applicable law. The Compensation Committee may revoke any such allocation or delegation at any time.

Terms and Conditions of Restricted Stock and Stock Unit Awards. A “Restricted Stock” award is a grant of shares of our common stock that is subject to risk of forfeiture or other restrictions determined by the Compensation Committee. A “Stock Unit” award is a right to receive a payment in cash or shares based on the fair market value of the shares of stock underlying such award. An “Other Stock-Based Award” is a grant of common stock or other type of equity-based or equity-related award, including the grant of fully vested, unrestricted common stock or the grant of common stock in settlement of an award under the Umbrella Incentive Program, as determined by the Compensation Committee. Restricted Stock, Stock Unit and Other Stock-Based Awards may be subject to one or more employment, performance or other forfeiture conditions which the Compensation Committee shall determine appropriate. In the event of the participant’s termination of employment, the Compensation Committee may permit accelerated vesting or payment or other applicable terms. No Restricted Stock, Stock Unit or Other Stock-Based Awards in any combination may be made in any calendar year to an Eligible Individual (except a non-employee director) representing more than 250,000 shares of stock. No Restricted Stock, Stock Unit or Other Stock-Based Awards in any combination may be made in any calendar year to a non-employee director representing more than $250,000 in aggregate value of the stock at grant date. Separate and in addition to the above limits, no more than 250,000 shares of stock may be awarded in any calendar year to an Eligible Individual in settlement of an award under the Umbrella Incentive Program.

Dividends; Voting Rights. A Restricted Stock or Other Stock-Based Award may include the right to receive a cash dividend with respect to the stock subject to the award. These payments may be subject to such conditions, restrictions and contingencies as the Compensation Committee establishes. If a cash dividend is paid on the shares of stock subject to the Stock Unit award, the cash dividend will be treated as reinvested in shares of stock and will increase the number of shares subject to the Stock Unit award, unless the Compensation Committee determines otherwise at the time of grant. If a stock dividend is declared on a share of Restricted Stock or Other Stock-Based Award, such stock dividend will be treated as part of the Restricted Stock or Other Stock-Based Award and will be subject to the same forfeiture conditions as the Restricted Stock or Other Stock-Based Award. If a stock dividend is paid on the shares of stock subject to a Stock Unit, the dividend shall increase the number of shares of stock subject to the Stock Unit award, unless the Compensation Committee determines otherwise at the time of grant.

Unless otherwise set forth in the Stock Agreement, Eligible Individuals will have the right to vote shares of Restricted Stock or Other Stock-Based Award but will not have the right to vote with respect to shares covered by a Stock Unit award.

Terms and Conditions of Options and Stock Appreciation Rights. An “option” is a right to purchase a specified number of shares of stock, upon the satisfaction of certain exercise conditions, at an exercise price not less than the fair market value of a share of stock on the date the option is granted. Options granted under the 2017 Stock Plan may be either incentive stock options (“ISOs”), which qualify for certain tax favored treatment under the Internal Revenue Code if certain conditions are satisfied, or nonqualified stock options (“NSOs”). A “stock appreciation right” is a right to the appreciation in the fair market value of a share of stock in excess of its value at the time of grant, which may be no less than the fair market value of a share of stock on the grant date. The Compensation Committee may make an option or a stock appreciation right subject to certain conditions, including performance-based vesting conditions. The Compensation Committee may include in the option or stock appreciation right agreement the right to exercise an option or a stock appreciation right following termination of employment or service. No option or stock appreciation right may be exercisable more than ten years from the grant date. Upon exercise of a stock appreciation right, an Eligible Individual will receive a payment in cash or stock or a combination of the two, equal to the product of (1) the number of shares of stock underlying the stock appreciation right and (2) the excess of the fair market value of a share of stock on the exercise date and the share value assigned on the date of grant. Holders of options or stock appreciation rights will not be entitled to receive dividend equivalents with respect to such award. An Eligible Individual (except a non-employee director) may not be granted options or stock appreciation rights, or a combination of options and stock appreciation rights, representing more than 500,000 shares of stock in any calendar year. A non-employee director may not be granted options or stock appreciation rights in any calendar year representing more than $250,000 in aggregate value at grant date(s), based on the accounting value as recognized by the Company.

Without the approval of our stockholders, no stock option or stock appreciation right may be amended or otherwise re-priced to lower its exercise price after the date of grant; or cancelled in exchange for cash when the exercise price exceeds the fair market value of our common stock; or exchanged as consideration for the grant of a new award with a lower exercise price, except as may be permitted in connection with an event described under “Corporate Transactions” below.

Performance Based Awards. If the Compensation Committee intends for an award granted under the 2017 Stock Plan to qualify as performance based compensation within the meaning of Code Section 162(m), not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance goals is substantially uncertain, the Compensation Committee will establish objective written performance goals for such award. A participant otherwise entitled to receive an award intended to be performance-based compensation will not receive a settlement of the award until the Compensation Committee determines that the applicable performance goal(s) have been attained. In exercising discretion in making this determination, the Compensation Committee may not increase the amount of the payment of an award intended to be performance-based compensation.

Performance measures may be based on one or more or any combination (in any relative proportion) of the following: share price; market share; cash flow; revenue; revenue growth; earnings per share; operating earnings per share; operating earnings; earnings before interest, taxes, depreciation and amortization; return on equity; return on assets; return on capital; return on investment; net income; net income per share; economic value added; market value added; store sales growth; customer and member growth, maintenance and satisfaction performance goals and employee opinion survey results measured by an independent firm; and strategic business objectives, consisting of one or more objectives based on meeting specific cost or profit targets or margins, business expansion goals and goals relating to acquisitions or divestitures. Each goal, with respect to a performance period, may be expressed on an absolute and/or relative basis, may be based on the Company as a whole or on any one or more operating groups or sub-groups, business units, divisions or subsidiaries of the Company, and may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or of any one or more business units or subsidiaries of the Company, and/or the past or current performance of other companies, or an index.

In establishing any performance goals, the Compensation Committee may exclude the effects of the following items, to the extent identified in our audited financial statements, including footnotes, or in the Management’s Discussion and Analysis of Financial Condition and Results of Operations accompanying those financial statements: asset write-downs; litigation or claim judgments or settlements; extraordinary, unusual and/or nonrecurring items of gain or loss; gains or losses on acquisitions, divestitures or store closings; domestic pension expense; noncapital, purchase accounting items; changes in tax or accounting principles, regulations or laws; mergers or acquisitions; integration costs disclosed as merger-related; accruals for reorganization or restructuring programs; investment income or loss; foreign exchange gains and losses; and tax valuation allowances and/or tax claim judgment or settlements.

Non-Transferability of Awards. Restricted Stock, Stock Unit and Other Stock-Based Awards under the 2017 Stock Plan are not transferable except by will or by the laws of descent and distribution, except as otherwise provided in the related stock agreement. Except as otherwise provided by the Compensation Committee, no option or stock appreciation right shall be transferable by an Eligible Individual other than by will or by the laws of descent and distribution, and any grant by the Compensation Committee of a request by an Eligible Individual for any transfer (other than a transfer by will or by the laws of descent and distribution) will be conditioned on the transfer not being made for value or consideration.

Corporate Transactions; Change in Control. The Compensation Committee will make equitable adjustments to reflect any corporate transactions, which may include (a) adjusting the number, kind, or class (or any combination thereof) of shares of stock reserved for issuance under the 2017 Stock Plan or underlying outstanding awards granted under the 2017 Stock Plan and the grant limitations (described above), as well as applicable option and stock appreciation right exercise prices, (b) replacing outstanding awards with other awards of comparable value, (c) cancelling outstanding awards in return for a cash payment, and (d) any other adjustments that the Compensation Committee determines to be equitable. A corporate transaction includes, without limitation, any dividend (other than a cash dividend that is not an extraordinary dividend) or other distribution, recapitalization, stock split, reverse stock split, combination of shares, reorganization, merger, consolidation, acquisition, split-up, spin-off, combination, repurchase or exchange of stock or other securities of the Company, issuance of warrants or other rights to purchase stock or other securities of the Company or other similar corporate transaction.

In the event of a change in control (as defined in the 2017 Stock Plan), except to the extent specified in the applicable award agreement, an Eligible Individual’s award will fully vest if (1) the surviving, successor or purchasing entity fails to assume the award or provide a substantially equivalent replacement award, or (2) the Eligible Individual’s employment is terminated within 18 months following a change in control for any reason other than for “Cause” (as defined in the 2017 Stock Plan), or the Eligible Individual resigns for “Good Reason” (as defined in the 2017 Stock Plan).

Reimbursement of Excess Awards. Amounts under performance-based awards made under the 2017 Stock Plan are subject to reimbursement in the event of the restatement of the Company’s financial statements or approved performance measures due to errors or misconduct, to the extent permitted by governing law. The amount reimbursable would generally be the difference between the amount paid to the Eligible Individual under the performance-based award and the amount that would have been paid had the award been calculated based on the financial statements or performance measures as restated.

Amendment and Termination of the 2017 Stock Plan. The Board or Compensation Committee may, at any time, amend, modify, suspend or terminate the 2017 Stock Plan, and may amend any award agreement under the 2017 Stock Plan, provided that without the approval of stockholders of the Company, no amendment or modification to the 2017 Stock Plan may (1) materially modify the 2017 Stock Plan in a way that would require stockholder approval under any regulatory requirement that the Compensation Committee determines to be applicable or (2) modify the 2017 Stock Plan’s prohibitions on the repricing of stock options and stock appreciation rights. Furthermore, no amendment, modification, suspension or termination may, without the written consent of an affected participant or beneficiary, materially adversely affect the rights of a participant or beneficiary under any vested and outstanding award, except to the extent necessary to comply with applicable law.

Federal Income Tax Consequences. Under present federal income tax laws, awards granted under the 2017 Stock Plan will have the following tax consequences:

Restricted Shares, Stock Units, and Other Stock-Based Awards. Restricted Stock that are subject to a substantial risk of forfeiture generally result in income recognition by the participant in an amount equal to the excess of the fair market value of the shares of stock over the purchase price, if any, of the Restricted Stock at the time the restrictions lapse. A recipient of restricted stock may make an election under Section 83(b) of the Internal Revenue Code to be taxed on the excess of the fair market value of the shares granted, measured at the time of grant and determined without regard to any applicable risk of forfeiture or transfer restrictions, over the purchase price, if any, of such restricted stock. A participant who has been granted a stock award that is not subject to a substantial risk of forfeiture for federal income tax purposes will realize ordinary income in an amount equal to the fair market value of the shares at the time of grant. A recipient of Stock Units or an Other Stock-Based Award will generally recognize ordinary income at the time that the award is settled in an amount equal to the cash and/or fair market value of the shares received at settlement. In each of the foregoing cases, the Company will have a corresponding deduction at the same time the participant recognizes such income, provided that the award satisfies the requirements of Code Section 162(m) (described below), if applicable.

Options. Generally, a participant receiving an option grant will not recognize income at the time of grant. Upon the exercise of an NSO, the participant will generally recognize ordinary income equal to the excess of the then fair market value of the shares acquired over the exercise price paid. A participant will generally recognize no income upon the exercise of an ISO, although the alternative minimum tax may apply. Instead, upon a disposition of the shares received upon the exercise of an ISO after satisfying certain holding period requirements, the participant will generally recognize long-term capital gain in an amount equal to the excess, if any, of the sales price of such shares over the exercise price paid. To receive such capital gain treatment, the sale must occur no earlier than one year from the date of exercise of the ISO and two years from the date the ISO was granted. If either of these holding periods is not satisfied at the time any shares acquired upon the exercise of an ISO are disposed of, the participant will generally recognize ordinary income in the amount equal to the excess of the fair market value of the shares sold at the date of exercise over the exercise price paid. If the sales price exceeds such fair market value, the excess shall be treated as long-term capital gain if such shares have been held for at least one year from the date of exercise, and short-term capital gain if they have not been held for at least one year. However, if the sales price is less than the fair market value of such shares at the date of exercise, the amount of ordinary income recognized will be limited to the excess of the amount realized upon such sale over the participant’s adjusted basis in such shares. In each of the foregoing cases, the Company will have a corresponding deduction at the same time and to the extent that the participant recognizes any ordinary income, subject to the requirements of Code Section 162(m), if applicable.

Stock Appreciation Rights. Generally, a participant receiving a stock appreciation right will not recognize income at the time of grant. If the participant receives the appreciation inherent in the stock appreciation right in cash, the cash will be taxed as ordinary income at the time it is received. If a participant receives the appreciation inherent in a stock appreciation right in stock, the spread between the then current market value and the share value designated at the time of grant will be taxed as ordinary income at the time the stock is received. In either case, the Company will be entitled to a corresponding deduction when the participant recognizes such income, provided that the award satisfies the requirements of Code Section 162(m), if applicable.

Section 162(m). A U.S. income tax deduction will generally be unavailable to us for annual compensation in excess of $1 million paid to our chief executive officer and any of our three most highly compensated officers (other than our chief financial officer). Amounts that constitute “performance-based compensation under Code Section 162(m)” are not counted toward the $1 million limit. The Compensation Committee has the discretion to make awards that are not intended to constitute performance-based compensation under Section 162(m) and, accordingly, certain compensation paid by the Company may not be deductible because such compensation exceeds the limitations or does not meet the performance-based or other requirements for deductibility under Section 162(m).

The foregoing discussion is a general summary as of the date of this Proxy Statement of the U.S. federal income tax consequences to the Company and the participants in the 2017 Stock Plan. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. Different tax rules may apply to specific participants and transactions under the 2017 Stock Plan, particularly in jurisdictions outside the United States. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the 2017 Stock Plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

New Plan Benefits. The benefits and amounts that will be received by or allocated to participants under the 2017 Stock Plan are not determinable because the types and amounts of awards and selection of participants are subject to the Compensation Committee’s future determination.

Equity Compensation Plan Information. The following table reflects information about securities authorized for issuance under the Company’s equity compensation plans as of January 27, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans* (in thousands)
Equity compensation plans approved by security holders	321	—	608
Equity compensation plans not approved by security holders	—	—	—

Total	321	—	608

*	Represents shares of common stock that may be issued pursuant to the 2014 Stock Plan. Awards under the 2014 Stock Plan may be restricted stock, stock unit awards, incentive stock options, nonqualified stock options, stock appreciation rights, or certain other stock-based awards. The numbers shown exclude shares covered by an outstanding plan award that, subsequent to January 27, 2017, ultimately are not delivered on an unrestricted basis (for example, because the award is forfeited, canceled or used to satisfy tax withholding obligations).

THE BOARD RECOMMENDS THAT YOU VOTE TO APPROVE THE LANDS’ END, INC. 2017 STOCK PLAN

ITEM 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 4 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending January 27, 2017. Representatives of Deloitte will be present at the Annual Meeting. They will be available to respond to your questions and may make a statement if they so desire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued by the Company and its subsidiaries for the audit and other services provided by Deloitte and its affiliates for each of the past two fiscal years.

	Fiscal Year 2016	Fiscal Year 2015
Audit Fees(1)	$1,350,819	$1,414,900
Audit-Related Fees	—	—
Tax Fees(2)	33,900	16,700
All Other Fees	—	—

Total	$1,384,719	$1,431,600

(1)	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated and combined financial statements, review of interim financial statements, statutory audits, and other SEC matters.
(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance services related to international income and other tax return assistance and tax planning.

The Audit Committee must pre-approve all engagements of our independent registered public accounting firm as required by its charter and the rules of the SEC. For each fiscal year, the Audit Committee approves an annual estimate of fees for engagements, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. In addition, the Audit Committee evaluates known potential engagements of the independent registered public accounting firm, including the scope of the proposed work to be performed and the proposed fees, and approves or rejects each service. Management may present additional services for approval at subsequent committee meetings. The Audit Committee has delegated to the Audit Committee Chair the authority to evaluate and approve engagements with related fees of up to $100,000 on behalf of the Audit Committee in the event a need arises for pre-approval between Committee meetings and in the event the engagement for services was within the annual fee estimate but not specifically approved. If the Chair so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.

All of the audit, audit-related and tax services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates, were pre-approved in accordance with the Audit Committee’s policies and procedures.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls, the presentation and disclosure in the

Company’s financial statements, which will be provided to our stockholders and others, and the overall audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the NASDAQ listing rules. The Audit Committee Charter complies with the NASDAQ listing rules.

Management is responsible for the financial reporting process, including its internal control over financial reporting, and for the preparation of its combined and consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated and combined financial statements and internal control over financial reporting, and expressing opinions on (i) the conformity of the financial statements with GAAP; and (ii) the effectiveness of the internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report. The Audit Committee relies, without independent verification, on the information provided to it, including representations made by management and the independent registered public accounting firm, including its audit report.

The Audit Committee discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board AS 1301, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence. The Audit Committee reviewed and discussed the audited financial statements of Lands’ End, Inc. for the fiscal year ended January 27, 2017 with management and Deloitte. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements of Lands’ End, Inc. be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended January 27, 2017.

Audit Committee

John T. McClain, Chair

Robert A. Bowman

Robert Galvin

Josephine Linden

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Review and Approval of Transactions with Related Persons

In June 2015, the Audit Committee established a Related Party Transactions Subcommittee (the “RPT Subcommittee”) to assist the Audit Committee by reviewing potential related party transactions; material amendments to, or modifications, terminations or extensions of agreements involving related party transactions; and the Company’s guidelines and policies with regard to related party transactions generally. In November 2016, the Board established the Related Party Relationships Committee and the RPT Subcommittee was dissolved. At the same time, the Audit Committee’s charter was amended to reflect the assumption by the Related Party Relationships Committee of the Audit Committee’s responsibility for reviewing and approving related party transactions required to be disclosed pursuant to SEC rules, as well as the other responsibilities described above under “Election of Directors—Committees of the Board of Directors—Related Party Relationships Committee.”

The Related Party Relationships Committee has the authority to retain independent legal counsel and such other advisors, including independent financial advisors, to advise it and assist it in connection with fulfilling its duties. The Related Party Relationships Committee (or, if applicable, a special committee of the Board composed of Directors who are independent and disinterested with respect to the proposed transaction) also has the authority to negotiate the terms on behalf of the Company of any related party transaction.

The Board has adopted a written Related Party Transactions Approval Policy that, in conjunction with Related Party Relationships Committee’s charter, governs the Related Party Relationships Committee’s practices with respect to related party transactions. In evaluating any related party transaction, the Related Party Relationships Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company or its subsidiaries than would be obtained in a comparable arm’s-length transaction and the extent of the related person’s interest in the transaction.

The related party transactions described in this proxy statement have been approved or ratified by the Audit Committee, the RPT Subcommittee or the Related Party Relationships Committee.

Our Relationship with Sears Holdings

Since the Separation, Lands’ End has operated separately from Sears Holdings as an independent public company. Prior to the Separation, we were a wholly owned subsidiary of Sears Holdings. In addition, one of our stockholders, ESL Investments, Inc., together with related entities as a group, currently beneficially owns a majority of our outstanding common stock and a majority of Sears Holdings’ outstanding common stock. Accordingly, Sears Holdings is considered a related party both prior to and subsequent to the Separation.

Prior to the Separation, we entered into certain agreements with Sears Holdings or its subsidiaries to effect the Separation and to provide a framework for our relationship with Sears Holdings after the Separation, as well as to provide for the allocation between us and Sears Holdings of Sears Holdings’ assets, employees, liabilities and obligations (including its investments, property and tax-related assets and liabilities) attributable to periods prior to, at and after the Separation. The following is a summary of the terms of the material agreements that we have entered into with Sears Holdings or its subsidiaries. When used in this section, “Separation date” refers to April 4, 2014, the date on which Sears Holdings distributed our common stock to the holders of Sears Holdings common stock. The summary of the agreements is qualified in its entirety by reference to the full text of the applicable agreements filed as exhibits to our SEC reports.

Separation and Distribution Agreement

In connection with the Separation, we entered into a separation and distribution agreement with Sears Holdings that governed our separation from Sears Holdings. It also sets forth other agreements that govern certain aspects of our relationship with Sears Holdings following the Separation.

The separation and distribution agreement sets forth the distribution mechanics and conditions thereto and identifies the assets transferred, the liabilities assumed and the contracts assigned to each of Lands’ End and Sears Holdings in connection with the Separation. It also governs when and how these transfers, assumptions and assignments occurred. It addresses the treatment of outstanding accounts between Lands’ End and Sears Holdings, contains releases and provides a dispute resolution mechanism for disputes that may arise under the separation and distribution agreement or other agreements entered into between Sears Holdings or its subsidiaries and Lands’ End in connection with the distribution. Generally, assets and liabilities attributable to the Lands’ End business were retained by or assigned to Lands’ End and assets and liabilities not attributable to Lands’ End’s business were retained by or assigned to Sears Holdings or one of its subsidiaries. All assets were transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests, or judgments are not complied with.

Each party is obligated to indemnify the other for all liabilities (including third-party claims) actually incurred or suffered by the other relating to their respective assumed liabilities (and related guarantees, indemnification or contribution obligations), breaches of the separation and distribution agreement and certain ancillary agreements and untrue statements or omissions of material facts relating to its respective disclosures relating to the Separation. Lands’ End also is obligated to indemnify Sears Holdings for liabilities relating to any Lands’ End-branded gift card.

Transition Services Agreement

Lands’ End and Sears Holdings Management Corporation (“SHMC”), a wholly owned subsidiary of Sears Holdings, are party to a transition services agreement that provided for Lands’ End and SHMC and their respective affiliates to provide to each other, on an interim, transitional basis, various services, including, but not limited to, tax services, logistics services, auditing and compliance services, inventory management services, information technology services and continued participation in certain contracts shared with SHMC or other subsidiaries of Sears Holdings. Lands’ End paid to SHMC certain fixed fees, plus certain additional fees for services as requested and as used, and expenses for the services. In addition, the agreement provided for the purchase from the Company by Kmart Corporation (“Kmart”), a subsidiary of Sears Holdings, merchandise for sale at a Kmart location. The services generally commenced on the Separation date and substantially all of the services terminated by April 30, 2015. Services that SHMC continued to provide subsequent to such date include global social compliance audit and related services through January 31, 2016. The Company and SHMC subsequently entered into a new agreement that provides for the extension of the global social compliance audit and related services through January 31, 2018. In addition, during fiscal year 2016, the Company continued to participate in shared contracts with SHMC and the Company continued to sell merchandise for sale at the Kmart location.

Lands’ End is obligated to indemnify SHMC from liabilities for third-party claims arising from the transition services agreement, including Lands’ End’s use of the shared contracts, except to the extent that the claims are found to have resulted from SHMC’s negligence or breach of the agreement. SHMC is obligated to indemnify Lands’ End from liabilities for third-party claims that result from SHMC’s negligence or from infringement of an SHMC copyright or trade secret, except to the extent that the claims are found to have resulted from Lands’ End’s negligence, breach of the agreement, or, with respect to infringement claims, from Lands’ End’s unauthorized use or distribution of the property.

Subject to certain exceptions, SHMC’s total liability under the transition services agreement is generally limited to the fees received by SHMC under the agreement during the six months prior to the date the claim arose. The transition services agreement also provides that neither SHMC nor Lands’ End will be liable to the other for any special, indirect, incidental or consequential damages.

Tax Sharing Agreement

Lands’ End and Sears Holdings are party to a tax sharing agreement, which generally governs Sears Holdings’ and Lands’ End’s respective rights, responsibilities and obligations after the Separation with respect to liabilities for U.S federal, state, local and foreign taxes attributable to the Lands’ End business. In addition to the allocation of tax liabilities, the tax sharing agreement addresses the preparation and filing of tax returns for such taxes and disputes with taxing authorities regarding such taxes. Generally, Sears Holdings is liable for all pre-Separation U.S. federal, state and local taxes, other than non-income taxes that are accrued and unpaid as of the Separation date. Lands’ End generally is liable for all other taxes attributable to its business, including all foreign taxes. Under the tax sharing agreement, there are restrictions on the ability of the parties to take actions that could cause the Separation to fail to qualify for tax-free treatment under the Code. These restrictions may prevent each party from entering into transactions that might be advantageous to the parties or their stockholders.

Master Lease Agreement and Master Sublease Agreement

Lands’ End and Sears, Roebuck and Co. (“Sears Roebuck”), a subsidiary of Sears Holdings, are party to a master lease agreement and a master sublease agreement pursuant to which Sears Roebuck or one of its affiliates leases or subleases to us the premises for the Lands’ End Shops at Sears. The master lease agreement and master sublease agreement, as applicable, set forth the terms and conditions on which we are permitted to occupy certain space within the Sears stores in order to operate our Lands’ End Shops at Sears. The agreements provide us rights to use the space in which our stores operate and we pay rent directly to Sears Roebuck or one of its affiliates. The length of the term of each lease was determined separately for each Lands’ End Shop at Sears we operate. Most of the leases have a term of four to six years from the date of the Separation, expiring January 31, 2019, although a portion of the leases have shorter terms. Sears Roebuck or one of its affiliates have certain rights to relocate our leased premises within the building in which such premises are located, subject to certain limitations, including our right to terminate the applicable lease by written notice within 30 days of receiving notice of relocation if we are not satisfied with the new premises. In the event of such relocation, Sears Roebuck or one of its affiliates will pay our reasonable moving expenses. Sears Roebuck may terminate without liability the lease with respect to a particular Lands’ End Shop if the overall Sears store in which such Lands’ End Shop is located is closed or sold, subject to Sears Roebuck providing at least 90 days prior written notice. We are not permitted to assign or sublease the leased premises. The Company operated 216 Lands’ End Shops at Sears on January 27, 2017, compared to 227 Lands’ End Shops at Sears on January 29, 2016. The estimated total rent (assuming no early terminations or renewals) for the Lands’ End Shops at Sears locations from fiscal year 2017 through fiscal year 2019 is currently expected to be approximately $47.9 million.

Lands’ End Shops at Sears Retail Operations Agreement

Lands’ End and Sears Roebuck are party to a Lands’ End Shops at Sears retail operations agreement to support our Lands’ End Shops at Sears. Pursuant to the retail operations agreement, a subsidiary of Sears Holdings provides us with certain retail operation support services, including providing sales and floor support personnel, access to point-of-sale and other information technology systems, logistics and warehousing support and other support services, for which Lands’ End pays to Sears Roebuck the fees specified in the agreement. Lands’ End’s existing field management oversees Lands’ End Shops at Sears and Lands’ End Inlet store operations. Each party is obligated to indemnify the other against third-party claims relating to certain infringement or misconduct, and in the case of Lands’ End, in certain respects relating to the Lands’ End Shops at Sears, Lands’ End merchandise and intellectual property rights. The retail operations agreement terminates with respect to individual Lands’ End Shops at Sears upon expiration or termination of their respective leases or closure of the associated Sears Holdings store location. Sears Roebuck may also terminate the retail operations agreement for certain defaults by Lands’ End that are not cured within 10 days’ written notice or if Lands’ End breaches the other ancillary agreements other than the co-location and services agreement (or if any such ancillary agreement is wrongfully terminated by Lands’ End or terminated by the Sears Holdings counterparty for breach) or if Lands’ End assigns the agreement in violation of its terms.

Shop Your Way Retail Establishment Agreement

Lands’ End and SHMC are party to a Shop Your Way retail establishment agreement that governs our participation in the Shop Your Way program. Under this agreement, SHMC issues rewards points to Shop Your Way members when they purchase program-eligible merchandise and services from us and we accept rewards points redemptions from members as full or partial payment for eligible merchandise and services purchased from us. We pay SHMC an agreed-upon fee for points issued in connection with the purchase of program-eligible merchandise and service from us and, depending on the applicable burn rate for the quarter (i.e., ratio of points redeemed in Lands’ End formats to points issued in Lands’ End formats in the previous 12 months), we pay additional fees to SHMC or SHMC reimburses fees to us for points redeemed in Lands’ End formats, as set forth in the agreement. At our election, SHMC will provide us program-related marketing and analytic services. Lands’ End and SHMC jointly own transaction information related to purchases made by Shop Your Way members in Lands’ End formats, while all information relating to members of the program and the program itself are owned by SHMC. We are permitted to engage in promotional, marketing, loyalty or other similar activities outside the Shop Your Way program so long as such activities do not conflict with, and are not promoted in the aggregate more prominently or comprehensively than, the Shop Your Way program. Each party is obligated to indemnify the other against third-party claims, including relating to negligence, recklessness or willful misconduct, breach of agreement, fraud, acts or omissions requested by the other party, or intellectual property violating or infringing the rights of a third party.

The parties are in discussions regarding an extension to the agreement, which currently provides for expiration on April 4, 2017. Either party may terminate the agreement for a material breach that is not cured within 30 days of receipt of notice by the breaching party and SHMC may terminate the agreement for cause if Lands’ End fails to accept certain complying changes to the program or if a prohibited stockholding change of Lands’ End occurs.

Financial Services Agreement

Lands’ End and SHMC are party to a financial services agreement pursuant to which Sears Holdings provides us with certain payment processing support services, including store credit services for our Lands’ End at Sears locations, at the fees for which Sears Holdings receives such services from certain third party providers. The financial services agreement may be terminated by either party for convenience upon 45 days’ written notice or for a material breach that is not cured within 30 days of receipt of notice by the breaching party; provided that if SHMC terminates solely for convenience, then Lands’ End will have up to a year to transition to a new processor. SHMC may also, in its sole discretion, terminate or modify on (if reasonably practicable) 30 days’ prior written notice any service related to credit card or debit card processing if the applicable card issuer or processor determines that Lands’ End is not entitled to process credit or debit payments or has breached the applicable processing agreement.

Buying Agency Agreements

Lands’ End and Sears Holdings Global Sourcing, Ltd. (“SHGS”), a wholly owned subsidiary of Sears Holdings, were parties to a buying agency agreement (the “SHGS Agreement”) pursuant to which SHGS provided us with certain foreign buying office support services, on a non-exclusive basis, including vendor selection and screening, contract negotiation support and quality control services. SHGS received a fee equal to a certain percentage of the price of goods sourced with the assistance of SHGS. We were required to pay annual minimum commissions to SHGS during the term of the agreement. The initial term of the buying agency agreement ended on January 31, 2016 and the extended term of the agreement expired as of March 31, 2016. Effective April 1, 2016, the Company entered into a successor buying agency agreement with a subsidiary of Sears Holdings, under terms that are consistent with the description of the SHGS Agreement herein.

Lands’ End is obligated to indemnify SHGS from liabilities for third party claims arising from the buying agency agreement, except to the extent that the claims are found to have resulted from SHMC’s negligence or breach of the agreement. SHGS is obligated to indemnify Lands’ End from liabilities for third party claims that result from SHGS’s negligence or from infringement of an SHGS copyright or trade secret, except to the extent that the claims are found to have resulted from Lands’ End’s negligence, breach of the agreement, or, with respect to infringement claims, from Lands’ End’s unauthorized use or distribution of the property.

Subject to certain exceptions, the buying agency agreement provides that neither party will be liable to the other for any special, indirect, incidental or consequential damages. SHGS’s sole liability for any errors and omissions in the services under the buying agency agreement is limited to the aggregate commissions it received under the agreement during the six months prior to the date the claim arose.

The successor agreement provides for an initial term that is scheduled to expire on March 31, 2017. If we have earned and paid certain minimum commissions to SHGS during the term and are not in breach of the agreement, we have the option to extend the successor agreement for up to three successive one-year renewal periods, although the parties are in discussions regarding an extension of the initial term for a shorter period.

Lands’ End Business Outfitters Sales

The Company sells uniforms and work-related clothing to Sears Holdings from time to time.

Term Loan Facility

During fourth quarter 2016, affiliates of ESL Investments, Inc. acquired a $10.7 million principal amount interest in a third party lender’s rights and obligations in the Company’s senior secured term loan facility that was entered into as of the Separation date, and earned an aggregate of approximately $17,000 in interest under the facility in fiscal year 2016.

Call Center Services

SHMC contracts with Lands’ End to have Lands’ End provide certain call center services in support of the Shop Your Way program in exchange for certain fees based on the types of services provided. These fees include charges for handling inbound and outbound phone calls, certain email and regular mail contacts, personnel training fees, online chat engagement and setup and execution of certain outbound call programs. The agreement will expire on April 30, 2017.

Each party is obligated to indemnify the other against third-party claims arising out of a party’s negligence or willful misconduct, breach of the agreement, infringement of intellectual property or breach of law and related claims and legal proceedings.

Sears Marketplace—Local Marketplace—MyGofer Fulfilled By Merchant (FBM) Seller Agreement

SHMC and Lands’ End are parties to a marketplace agreement that governs the terms and conditions under which Lands’ End may sell products through certain Sears Holdings websites in exchange for a commission payable to SHMC in the amount of 15% of the sales price of goods sold.

Each party is obligated to indemnify the other against third-party claims including those arising out of injury to person or property, hiring and employment disputes, breach of the agreement or of law and related claims and legal proceedings. This agreement continues until terminated by either party with 30 days’ prior written notice to the other party. Upon termination, SHMC will refund to Lands’ End any pro-rated monthly fees collected.

Gift Card Services Agreement

Lands’ End and SHC Promotions LLC (“SHCP”), a wholly owned subsidiary of Sears Holdings, are parties to a gift card services agreement pursuant to which SHCP provides certain services relating to the issuance, use and settlement of gift cards and gift certificates to Lands’ End. The gift card services agreement was amended in connection with the Separation, and provides for, among other things, arm’s-length pricing based on a mutually beneficial arrangement for both parties, with selling fees of 1% and redemption fees of 3% for SHCP gift cards issued prior to the Separation; cross selling of Lands’ End and SHCP logo cards (with cash and related liabilities transferred to the ultimate obligor); and cross redemption of Lands’ End and SHCP logo cards (with cash and related liabilities transferred to the redeeming party’s books). Under the separation and distribution agreement, Lands’ End also is obligated to indemnify Sears Holdings for all liabilities relating to any Lands’ End-branded gift card. The issuance services may be terminated by either party for convenience with 30 days’ prior written notice, upon which the other services (excluding certain obligations relating to Lands’ End offering gift cards and gift certificates for sale and redemption) provided for under the gift card services agreement would continue until the earlier of 12 months from termination or the date upon which all activated Lands’ End-branded gift cards have been redeemed. The parties may agree to discontinue redeeming each other’s gift cards, provided that consumer notices will be posted for a period of time prior to discontinuance.

Fiscal 2016 Amounts Paid to and Received from Sears Holdings

Amounts due to or from Sears Holdings and its subsidiaries are non-interest bearing, and generally settled on a net basis. Amounts paid to Sears Holdings or its subsidiaries related to retail services and rent for Lands’ End Shops at Sears, participation in the Shop Your Way program, global sourcing buying agency services, and corporate services were approximately $24.7 million during fiscal year 2016, excluding pass-through amounts paid to Sears Holdings or its subsidiaries in satisfaction of the Company’s payment obligations to third parties under contracts shared with Sears Holdings or its subsidiaries. During fiscal year 2016, Sears Holdings and its subsidiaries paid to Lands’ End approximately $2.1 million related to call center services and commissions and approximately $1.6 million for uniforms and work-related clothing. During fiscal year 2016 Sears Holdings and its subsidiaries also paid the Company approximately $1.5  million for inventory sold to Kmart.

OTHER INFORMATION

Other Business That May Come Before the Meeting

Our management does not intend to bring any other business before the Annual Meeting for action and has not been notified of any other business proposed to be brought before the Annual Meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the proxy card to vote in accordance with their judgment on such business.

2018 Annual Meeting of Stockholders

Procedures for Submitting Stockholder Proposals

If you would like to include a stockholder proposal in the proxy statement for our 2018 Annual Meeting of Stockholders, your stockholder proposal must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting and it must be delivered to the Company not later than December 2, 2017. However, if the date of our 2018 Annual Meeting changes by more than 30 days from the date that is the first anniversary of our 2017 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2018 Annual Meeting.

If you would like to submit a stockholder proposal for our 2018 annual meeting of stockholders (“2018 Annual Meeting”) and you do not require that the proposal be included in the Company’s proxy materials, you must notify the Company of such proposal not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the date of the 2017 Annual Meeting. However, if the date of the 2018 Annual Meeting is more than 30 days before, or more than 70 days after, the anniversary date, you must notify the Company of such proposal not earlier than the close of business on the 120th day prior to the 2017 Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which the Company first makes a public announcement of the date of the 2018 Annual Meeting. Your notice must also include the information required by our Bylaws.

All stockholder proposals must be delivered to the Company at the following address: Lands’ End, Inc., 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: General Counsel and Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the beneficial holders of more than 10% of our common stock to file reports of ownership and changes in ownership with respect to our common stock with the SEC and to furnish copies of these reports to Lands’ End. Based on a review of these reports and written representations from our directors and executive officers that no other reports were required, all Section 16(a) filing requirements were met on a timely basis during fiscal year 2016.

Solicitation of Proxies

The proxies are solicited by our Board of Directors. We will pay the cost to solicit proxies. Directors and officers of the Company and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or through the Internet.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2017, including the financial statements and schedules and a list of all exhibits, will be supplied without charge to any stockholder upon written request sent to Lands’ End, Inc., Law Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attn: General Counsel and Corporate Secretary. Exhibits to the Form 10-K are available for a reasonable fee. You may also view the Annual Report on Form 10-K and its exhibits on-line at the SEC website at www.sec.gov or on our website at www.landsend.com under the heading Investor Relations and the subheading Financials & Filings.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

IMPORTANT

The interest and cooperation of all stockholders in the affairs of Lands’ End are considered to be of the greatest importance by Lands’ End. Even if you expect to attend the Annual Meeting, it is urgently requested that, whether your share holdings are large or small, you promptly vote by telephone, through the Internet or by mail (if you received your proxy materials by mail).

Appendix A

LANDS’ END, INC.

2017 STOCK PLAN

SECTION 1. BACKGROUND AND PURPOSE		A-1
1.1.	The Plan	A-1

SECTION 2. DEFINITIONS		A-1
2.1.	Board	A-1
2.2.	Change in Control shall mean the occurrence of any of the following events:	A-1
2.3.	Code	A-1
2.4.	Committee	A-2
2.5.	Company	A-2
2.6.	Employee	A-2
2.7.	Eligible Individual	A-2
2.8.	Exchange Act	A-2
2.9.	Fair Market Value	A-2
2.10.	ISO	A-2
2.11.	NQO	A-2
2.12.	Non-Employee Director	A-2
2.13.	Option	A-2
2.14.	Option Agreement	A-2
2.15.	Option Price	A-2
2.16.	Other Stock-Based Award	A-2
2.17.	Performance Period	A-3
2.18.	Plan	A-3
2.19.	Restricted Stock	A-3
2.20.	SAR Agreement	A-3
2.21.	SAR Share Value	A-3
2.22.	Stock	A-3
2.23.	Stock Agreement	A-3
2.24.	Stock Appreciation Right or SAR	A-3
2.25.	Stock Unit	A-3
2.26.	Subsidiary	A-3

SECTION 3. SHARES RESERVED UNDER PLAN		A-3
3.1.	Shares	A-3
3.2.	Share Counting	A-3
3.3.	Use of Proceeds	A-4
3.4.	Substitute Awards	A-4

SECTION 4. EFFECTIVE DATE		A-4

SECTION 5. PLAN ADMINISTRATION		A-4
5.1.	Authority of Committee	A-4
5.2.	Amendment of Awards	A-4
5.3.	Delegation	A-4
5.4.	Decisions Binding	A-5

SECTION 6. ELIGIBILITY		A-5

SECTION 7. RESTRICTED STOCK, STOCK UNITS AND OTHER STOCK-BASED AWARDS		A-5
7.1.	Committee Action	A-5
7.2.	Forfeiture Conditions	A-5
7.3.	Rights Under Awards	A-5
7.4.	Satisfaction of Forfeiture Conditions	A-7

A-i

SECTION 8. OPTIONS AND SARs		A-7
8.1.	Options	A-7
8.2.	ISO Rules	A-7
8.3.	Option Price, Exercise Period and No Dividend Equivalents	A-7
8.4.	Method of Exercise	A-7
8.5.	SARs	A-8
8.6.	Non-transferability	A-9
8.7.	Share Limitations	A-9

SECTION 9. PERFORMANCE-BASED AWARDS		A-9
9.1.	Establishment of Performance Goals	A-9
9.2.	Performance Measures	A-9
9.3.	Certification of Performance	A-10
9.4.	Extraordinary Items	A-10

SECTION 10. SECURITIES REGISTRATION		A-10

SECTION 11. LIFE OF PLAN		A-10

SECTION 12. ADJUSTMENT		A-11
12.1.	Corporate Transactions	A-11
12.2.	General	A-11
12.3.	Change in Control.	A-11

SECTION 13. AMENDMENT OR TERMINATION		A-12

SECTION 14. MISCELLANEOUS		A-13
14.1.	Stockholder Rights	A-13
14.2.	No Contract of Employment or Contract for Services	A-13
14.3.	Coordination with Corporate Policies	A-13
14.4.	Withholding	A-13
14.5.	Compliance with Code Section 409A	A-13
14.6.	Requirements of Law	A-13
14.7.	Indemnification	A-13
14.8.	Headings and Captions	A-14
14.9.	Governing Law	A-14
14.10.	Invalid Provisions	A-14
14.11.	Conflicts	A-14
14.12.	Successors	A-14
14.13.	Deferral of Awards	A-14
14.14.	Employees in Foreign Jurisdictions	A-14
14.1.	Reimbursement of Excess Awards	A-14

A-ii

LANDS’ END, INC.

2017 STOCK PLAN

SECTION 1. BACKGROUND AND PURPOSE

1.1. The Plan. The name of this Plan is the Lands’ End, Inc. 2017 Stock Plan. The purpose of this Plan is to promote the interests of the Company and its Subsidiaries through grants to Eligible Individuals of Restricted Stock, Stock Units, Other Stock-Based Awards, Options and Stock Appreciation Rights in order to (1) attract and retain the services of Eligible Individuals, (2) provide an additional incentive to each Eligible Individual to work to increase the value of Stock and (3) provide each Eligible Individual with a stake in the future of the Company which corresponds to the stake of each Company stockholder.

SECTION 2. DEFINITIONS

Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

2.1. Board shall mean the Board of Directors of the Company.

2.2. Change in Control shall mean the occurrence of any of the following events:

(a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of either (i) the then-outstanding shares of Stock (the “Outstanding Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subclause (a), the following acquisitions of capital stock of the Company (whether Stock or otherwise) shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for Stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any Person which as of the date hereof beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) twenty percent (20%) or more of the Outstanding Common Stock, or (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(b) The consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than fifty percent (50%) of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(c) The consummation of a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock immediately prior to such sale or disposition).

2.3. Code shall mean the Internal Revenue Code of 1986, as amended.

2.4. Committee shall mean the Compensation Committee of the Board to which the responsibility to administer this Plan is delegated by the Board and which shall consist of at least two members of the Board, each of whom shall be a “non-employee director” (within the meaning of Rule 16b-3 under the Exchange Act) and each of whom shall be an “outside director” for purposes of Code Section 162(m).

2.5. Company shall mean Lands’ End, Inc., a Delaware corporation, and any successor to such corporation.

2.6. Employee shall mean any individual employed by the Company or a Subsidiary on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company (or any Subsidiary) as an independent contractor or any employee of an employment or temporary agency or firm, without regard to whether such individual is subsequently determined to have been or is subsequently retroactively reclassified as a common-law employee of the Company or any Subsidiary during such period.

2.7. Eligible Individual shall mean an Employee, Non-Employee Director or other individual performing advisory or consulting services for the Company or a Subsidiary, as determined and designated by the Committee from time to time. An award may be granted to an Eligible Individual, in connection with hiring, retention or otherwise, prior to the date the Employee, Non-Employee Director or service provider first performs service for the Company or the Subsidiaries, provided such award shall not become vested prior to the date the Employee, Non-Employee Director or other service provider first performs such service. Notwithstanding the above, for purposes of ISOs, Eligible Individual shall be limited to an Employee of the Company or a Subsidiary, as determined and designated by the Committee.

2.8. Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

2.9. Fair Market Value shall mean, for any given date, the closing price for the Stock, as of such date, as reported by the NASDAQ Stock Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded; provided, however, that if the Stock is no longer listed for trading on a national securities exchange, an amount determined in accordance with standards adopted by the Committee on a basis consistently applied.

2.10. ISO shall mean an Option granted under Section 8 to purchase Stock and evidenced by an Option Agreement which provides that the Option is intended to satisfy the requirements for an incentive stock option under Code Section 422.

2.11. NQO shall mean an Option granted under Section 8 to purchase Stock and evidenced by an Option Agreement which provides that the Option shall not be treated as an incentive stock option under Code Section 422.

2.12. Non-Employee Director shall mean a member of the Board who is not an Employee of the Company or a Subsidiary.

2.13. Option shall mean an ISO or a NQO.

2.14. Option Agreement shall mean the written (or electronic) agreement or instrument which sets forth the terms of an Option granted to an Eligible Individual under this Plan.

2.15. Option Price shall mean the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan and which is no less than the Fair Market Value of a share of Stock on the date the Option is granted.

2.16. Other Stock-Based Award shall mean a grant under Section 7 to an Eligible Individual of Stock or other type of equity-based or equity-related award not otherwise described by the terms of this Plan, including without limitation, the grant or offer for sale of unrestricted Stock or the grant of Stock in settlement of an award under the Lands’ End, Inc. Umbrella Incentive Program, as amended and restated from time to time, and any incentive program thereunder, in such amounts and subject to such terms and conditions, as the Committee shall determine.

2.17. Performance Period shall mean the period selected by the Committee during which performance is measured for purpose of determining the extent to which an award of SARs, Options, Restricted Stock, Stock Units or Other Stock-Based Awards has been earned.

2.18. Plan shall mean this Lands’ End, Inc. 2017 Stock Plan, as amended from time to time.

2.19. Restricted Stock shall mean Stock granted to an Eligible Individual pursuant to Section 7.

2.20. SAR Agreement shall mean the written (or electronic) agreement or instrument which sets forth the terms of a SAR granted to an Eligible Individual under this Plan.

2.21. SAR Share Value shall mean the figure which is set forth in each SAR Agreement and which is no less than the Fair Market Value of a share of Stock on the date the related SAR is granted.

2.22. Stock shall mean the common stock of the Company, par value $0.01 per share.

2.23. Stock Agreement shall mean the written (or electronic) agreement or instrument which sets forth the terms of a Restricted Stock, Stock Unit or Other Stock-Based Award grant to an Eligible Individual under this Plan.

2.24. Stock Appreciation Right or SAR shall mean a right which is granted pursuant to the terms of Section 8 to the appreciation in the Fair Market Value of a share of Stock in excess of the SAR Share Value for such a share.

2.25. Stock Unit shall mean a right granted to an Eligible Individual pursuant to Section 7 to receive a payment in cash or shares based on the Fair Market Value of the number of shares of Stock described in such grant.

2.26. Subsidiary shall mean any corporation which is a subsidiary corporation (within the meaning of Code Section 424(f)) of the Company.

SECTION 3. SHARES RESERVED UNDER PLAN

3.1. Shares. There shall be reserved for issuance under this Plan 1,000,000 shares of Stock; which limit also shall be the maximum number of shares that may be issued pursuant to ISOs under Section 8.

3.2. Share Counting. The shares of Stock described in Section 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company. Shares of Stock covered by an award under the Plan shall only be counted as used to the extent they are actually issued. Furthermore, any shares of Stock issued pursuant to a Restricted Stock or Other Stock-Based Award grant which are forfeited or cancelled thereafter shall again become available for issuance under this Plan. The net number of shares of Stock issued under a Stock Unit or Other Stock-Based Award, if applicable, shall not again become available under Section 3.1 for issuance under this Plan. If a Stock Unit or Other Stock-Based Award is forfeited or settled in cash, the related shares of Stock shall again become available for issuance under this Plan. The net number of shares of Stock issued under an Option or SAR, to the extent it is exercised, shall not again become available under Section 3.1 for issuance under this Plan. If an Option or SAR is forfeited or settled in cash, if applicable, the related shares of Stock shall again become available for issuance under this Plan. Any shares of Stock which are (a) tendered to, or withheld by, the Company to pay the Option Price of an Option, (b) tendered to, or withheld by, the Company in satisfaction of any condition to a grant of Restricted Stock or Other Stock-Based Award, or (c) used to satisfy a withholding obligation under Section 14.4, shall again become available under Section 3.1 for issuance under this Plan.

3.3. Use of Proceeds. The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.

3.4. Substitute Awards. Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who are about to become Employees, whose employer is about to become an affiliate as the result of a merger or consolidation of the Company with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a Subsidiary. The terms and conditions of the substitute awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted. If shares of Stock are issued under the Plan with respect to a substitute award granted under this Section 3.4, as described above, to the extent permitted by applicable law and exchange rules, such shares of Stock will not count against the maximum number of shares of Stock reserved for issuance under the Plan, as set forth in Section 3.1.

SECTION 4. EFFECTIVE DATE

The Plan shall become effective on March 30, 2017, subject to the stockholders of the Company (acting at a duly called meeting of such stockholders) approving the adoption of this Plan.

SECTION 5. PLAN ADMINISTRATION

5.1. Authority of Committee. The Plan shall be administered by the Committee. Except as limited by law, or by the Certificate of Incorporation or By-Laws of the Company, and subject to the provisions of this Plan, the Committee shall have full power, authority, and sole and exclusive discretion to construe, interpret and administer this Plan, including without limitation, the power and authority to make determinations relating to Plan grants and correct mistakes in Stock, Option, or SAR Agreements, and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes, but is not limited to, selecting award recipients and establishing all award terms and conditions.

5.2. Amendment of Awards. The Committee, in its sole discretion, may amend any outstanding award at any time in any manner not inconsistent with the terms of the Plan, provided that no outstanding, vested award may be amended without the grantee’s consent if the amendment would have a materially adverse effect on the grantee’s rights under the award. Notwithstanding the foregoing, the Committee, in its sole discretion, may amend an award if it determines such amendment is necessary or advisable for the Company to comply with applicable law (including Code Section 409A), regulation, rule, or accounting standard.

5.3. Delegation. To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to one or more officers of the Company or members of the Board, including without limitation the authority to approve grants to Eligible Individuals other than any of the Company’s officers and Non-employee Directors. To the extent that the Committee delegates its authority to make grants as provided by this Section 5.3, all references in the Plan to the Committee’s authority to make grants and determinations with respect thereto shall be deemed to include the Committee’s delegate(s). In addition, the Committee may delegate to one or more of its members, officers of the Company or agents or advisors such administrative duties or powers as it may deem advisable. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Committee.

5.4. Decisions Binding. In making any determination or in taking or not taking any action under the Plan, the Committee or its delegate(s) may obtain and may rely on the advice of experts, including Employees of and professional advisors to the Company. Any action taken by, or inaction of, the Committee or its delegate(s) relating to or pursuant to the Plan shall be within the absolute discretion of the Committee or its delegate. Such action or inaction of the Committee or its delegate(s) shall be conclusive and binding on the Company, on each affected Eligible Individual and on each other person directly or indirectly affected by such action.

SECTION 6. ELIGIBILITY

Eligible Individuals shall be eligible for the grant of awards under this Plan.

SECTION 7. RESTRICTED STOCK, STOCK UNITS AND OTHER STOCK-BASED AWARDS

7.1. Committee Action.

(a) General. The Committee acting in its absolute discretion shall have the right to grant Restricted Stock, Stock Units and Other Stock-Based Awards to Eligible Individuals from time to time.

(b) Limitations:

(1) Other than Non-Employee Directors. Except as provided herein and subject to subsection (b)(2) immediately below, no Restricted Stock, Stock Unit or Other Stock-Based Award grants in any combination may be made to an Eligible Individual in any calendar year with respect to more than 250,000 shares of Stock. Each grant of Restricted Stock, Stock Units and Other Stock-Based Awards shall be evidenced by a Stock Agreement. Notwithstanding the foregoing, separate and in addition to the above limit, no more than 250,000 shares of Stock may be awarded to any Eligible Individual in any calendar year with respect to Stock that is granted in settlement of an award under the Lands’ End, Inc. Umbrella Incentive Program (or any incentive program established thereunder).

(2) Non-Employee Directors. Notwithstanding subsection (b)(1) immediately above, no Restricted Stock, Stock Unit and Other Stock-Based Award grants in any combination may be made to a Non-Employee Director in any calendar year with respect to more than $250,000 in aggregate value at grant date(s), but determined without regard to any director’s fees that a director voluntarily elects to have paid in Stock instead of cash. Each grant of Restricted Stock, Stock Units and Other Stock-Based Awards to a Non-Employee Director shall be evidenced by a Stock Agreement.

7.2. Forfeiture Conditions. The Committee may make a Restricted Stock, Stock Unit or Other Stock-Based Award grant subject to one or more employment, performance or other forfeiture conditions which the Committee acting in its absolute discretion deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such forfeiture condition and the deadline for satisfying each such forfeiture condition. Any Restricted Stock or Other Stock-Based Award issued hereunder may be evidenced in such manner, as the Committee, in its sole discretion, shall deem appropriate, including without limitation, book entry registration or issuance of a stock certificate or certificates. In the event any physical stock certificate is issued in respect of Restricted Stock or Other Stock-Based Award granted under the Plan, such certificates shall be registered in the name of the Eligible Individual, shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the award, and shall be held by the Company as escrow agent until the restrictions on such award have lapsed.

7.3. Rights Under Awards.

(a) Cash Dividends. Each Stock Agreement which evidences a Restricted Stock or Other Stock-Based Award grant shall state whether the Eligible Individual shall have a right to receive any cash dividends which are paid after any shares of Restricted Stock or Other Stock-Based Award are issued to him or her and before the first day that the Eligible Individual’s interest in such Stock is forfeited. If such a Stock Agreement provides that an Eligible Individual has no right to receive a cash dividend when paid, such agreement shall set forth the conditions, if any, under which the Eligible Individual will be eligible to receive one, or more than one, payment in the future to compensate the Eligible Individual for the fact that he or she had no right to receive any cash dividends on his or her Restricted Stock or Other Stock-Based Award when such dividends were paid. If such a Stock Agreement calls for any such payments to be made, the Company shall make such payments from the Company’s general assets no later than the 15th day of the third month following the later of the taxable year of the Eligible Individual or the Company when such payments are no longer subject to a substantial risk of forfeiture under Code Section 409A to avoid treatment of the dividend as deferred compensation subject to Code Section 409A (the “409A Short-Term Deferral Period”), and the Eligible Individual shall be no more than a general and unsecured creditor of the Company with respect to such payments. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, if a cash dividend is paid on the shares of Stock described in a Stock Unit grant, such cash dividend shall be treated as reinvested in shares of Stock and shall increase the number of shares of Stock described in such Stock Unit grant before the end of the corresponding 409A Short-Term Deferral Period. Notwithstanding any provision contained in this paragraph (a) to the contrary, in no event shall dividends, if any, relating to Stock corresponding to a performance-based award subject to Code Section 162(m) be payable prior to the payment, if any, of such performance-based award.

(b) Stock and Other Dividends. Unless otherwise provided in the related Stock Agreement, and subject to such rules as the Committee shall adopt with respect to each dividend, if a Stock dividend is declared on a share of Restricted Stock or Other Stock-Based Award, such Stock dividend shall be treated as part of the grant of the related Restricted Stock or Other Stock-Based Award, and an Eligible Individual’s interest in such Stock dividend shall be forfeited or shall become nonforfeitable at the same time as the Stock with respect to which the award corresponding to the Stock dividend was paid is forfeited or becomes non-forfeitable. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, and subject to such rules as the Committee shall adopt with respect to each dividend, if a Stock dividend is declared on any shares of Stock described in a Stock Unit grant, such dividend shall increase the number of shares of Stock described in such Stock Unit grant. If a dividend is paid on a share of Restricted Stock or Other Stock-Based Award or on a share of Stock described in a Stock Unit grant other than in cash or Stock, the disposition of such dividend with respect to such Restricted Stock or Other Stock-Based Award grant and the treatment of such dividend with respect to such Stock Unit grant shall be effected in accordance with the terms of the related Stock Agreement or such rules as the Committee shall adopt with respect to each such dividend.

(c) Voting Rights. An Eligible Individual shall have the right to vote shares of Restricted Stock or Other Stock-Based Award unless otherwise provided in the related Stock Agreement. An Eligible Individual receiving a Stock Unit grant shall not possess any voting rights with respect to such Stock Units.

(d) Effect of Termination. In the discretion of the Committee, a Stock Agreement may provide for vesting, payment, or other applicable terms after the Eligible Individual ceases to be employed or provide services to the Company or Subsidiary for any reason whatsoever, including death or disability.

(e) Nontransferability. No Restricted Stock or Other Stock-Based Award grant and no shares issued pursuant to a Restricted Stock or Other Stock-Based Award grant shall be transferable by an Eligible Individual other than by will or by the laws of descent and distribution before an Eligible Individual’s interest in such shares have become completely nonforfeitable, and no interests in a Stock Unit grant shall be transferable other than by will or the laws of descent and distribution, in each case except as otherwise provided in the related Stock Agreement.

(f) Creditor Status. An Eligible Individual to whom a Stock Unit is granted shall be no more than a general and unsecured creditor of the Company with respect to any payment due under such grant.

7.4. Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be Restricted Stock or Other Stock-Based Award at such time as an Eligible Individual’s interest in such Stock becomes nonforfeitable under this Plan and the terms of the related Stock Agreement. Upon vesting of a Stock Unit, the Eligible Individual shall receive payment in cash or Stock in accordance with the terms of the related Stock Agreement.

SECTION 8. OPTIONS AND SARs

8.1. Options. The Committee acting in its absolute discretion shall have the right to grant Options to purchase shares of Stock to Eligible Individuals from time to time, and Options may be granted for any reason the Committee deems appropriate under the circumstances. Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall set forth whether the Option is an ISO or a NQO and shall set forth such other terms and conditions, including without limitation any performance-based vesting conditions or forfeiture provisions, of such grant, as the Committee acting in its absolute discretion deems consistent with the terms of this Plan.

8.2. ISO Rules. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan or any ISO under Code Section 422. The aggregate Fair Market Value of ISOs granted to an Eligible Individual under this Plan and incentive stock options granted to such Eligible Individual under any other stock option plan adopted by the Company or a Subsidiary which first become exercisable in any calendar year shall not exceed $100,000. Such Fair Market Value figure shall be determined by the Committee on the date the ISO or other incentive stock option is granted, and the Committee shall interpret and administer the limitation set forth in this Section 8.2 in accordance with Code Section 422(d).

8.3. Option Price, Exercise Period and No Dividend Equivalents.

(a) Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted. The Option Price shall be payable in full upon the exercise of any Option in accordance with the terms of the Plan. Except in accordance with the provisions of Section 12, the Committee shall not, absent the approval of the Company’s stockholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the Option Price of any outstanding Option including: (a) lowering the Option Price after it is granted, (b) canceling an Option when the Option Price per share exceeds the Fair Market Value of a share of Stock in exchange for cash or another award (other than in connection with a Change in Control) or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Stock is listed.

(b) Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Agreement, but no Option Agreement shall make an Option exercisable before the date such Option is granted or on or after the date which is the tenth anniversary of the date such Option is granted. In the discretion of the Committee, an Option Agreement may provide for the exercise of an Option after the Eligible Individual ceases to be employed or provide services to the Company or a Subsidiary for any reason whatsoever, including death or disability.

(c) No Dividend Equivalents. In no event shall any Option or Option Agreement granted under the Plan include any right to receive dividend equivalents with respect to such award.

8.4. Method of Exercise.

(a) Committee Rules. An Option may be exercised as provided in this Section 8.4 pursuant to procedures (including, without limitation, procedures restricting the frequency or method of exercise) as shall be established by the Committee or its delegate from time to time for the exercise of Options.

(b) Notice and Payment. An Option shall be exercised by delivering to the Committee or its delegate during the period in which such Option is exercisable, (1) written (or electronic) notice of exercise in a form acceptable to the Committee indicating the specific number of shares of Stock subject to the Option which are being exercised and (2) payment in full of the Option Price for such specific number of shares. An Option Agreement, at the discretion of the Committee, may provide for the payment of the Option Price by any of the following means:

(1) in cash, electronic funds transfer or a check acceptable to the Committee;

(2) in Stock which has been held by the Eligible Individual for a period acceptable to the Committee and which Stock is otherwise acceptable to the Committee, provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to such method of payment;

(3) through a broker-facilitated cashless exercise procedure acceptable to the Committee;

(4) through a net exercise feature, whereby the Company withholds shares to cover the payment of the Option Price and any related tax withholding obligation; or

(5) in any combination of the methods described in this Section 8.4(b) which is acceptable to the Committee.

Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed stock certificate for such Stock is delivered to the Committee (or to its delegate) or, if payment is effected through a certification of ownership of Stock in lieu of a stock certificate, on the date the Option is exercised.

(c) Restrictions. The Committee may from time to time establish procedures for restricting the exercise of Options on any given date as the result of excessive volume of exercise requests or any other problem in the established system for processing Option exercise requests or for any other reason the Committee or its delegate deems appropriate or necessary.

8.5. SARs.

(a) SARs and SAR Share Value.

(1) The Committee acting in its absolute discretion may grant an Eligible Individual a SAR which will give the Eligible Individual the right to the appreciation in one, or more than one, share of Stock, and any such appreciation shall be measured from the related SAR Share Value; provided, however, in no event shall the SAR Share Value be less than the Fair Market Value of a share of Stock on the date such SAR is granted. The Committee shall have the right to make any such grant subject to such additional terms, including without limitation any performance-based vesting conditions or forfeiture provisions, as the Committee deems appropriate and such terms shall be set forth in the related SAR Agreement.

(2) Each SAR granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related SAR Agreement, but no SAR Agreement shall make a SAR exercisable before the date such SAR is granted or on or after the date which is the tenth anniversary of the date such SAR is granted. In the discretion of the Committee, a SAR Agreement may provide for the exercise of a SAR after the Eligible Individual ceases to be employed or provide services to the Company or Subsidiary for any reason whatsoever, including death or disability.

(3) Except in accordance with the provisions of Section 12, the Committee shall not, absent the approval of the Company’s stockholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the SAR Share Value of any outstanding SAR including: (a) lowering the SAR Share Value after it is granted, (b) canceling a SAR when the SAR Share Value exceeds the Fair Market Value of a share of Stock in exchange for cash or another award (other than in connection with a Change in Control) or (c) take any other action with respect to a SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Stock is listed.

(b) Procedure. The exercise of a SAR shall be effected by the delivery of the related SAR Agreement to the Committee together with a statement signed by the Eligible Individual which specifies the number of shares of Stock as to which the Eligible Individual exercises his or her SAR.

(c) Payment. An Eligible Individual who exercises his or her SAR will receive a payment in cash or in Stock, or in a combination of cash and Stock, equal in amount to the product of (i) the number of shares of Stock with respect to which the SAR is exercised multiplied by (ii) the excess of the Fair Market Value of a share of Stock on the exercise date over the applicable SAR Share Value. The Committee acting in its absolute discretion shall determine the form of such payment. Any cash payment shall be made from the Company’s general assets, and an Eligible Individual shall be no more than a general and unsecured creditor of the Company with respect to such payment.

(d) No Dividend Equivalents. In no event shall any SAR or SAR Agreement granted under the Plan include any right to receive dividend equivalents with respect to such award.

8.6. Non-transferability. Except to the extent the Committee deems permissible and consistent with the best interests of the Company, no Option or SAR shall be transferable by an Eligible Individual other than by will or by the laws of descent and distribution, and any grant by the Committee of a request by an Eligible Individual for any transfer (other than a transfer by will or by the laws of descent and distribution) of an Option or SAR shall be conditioned on the transfer not being made for value or consideration. Any such Option or SAR granted under this Plan shall be exercisable during an Eligible Individual’s lifetime, as the case may be, only by (subject to the first sentence in this Section 8.6) the Eligible Individual, provided that in the event an Eligible Individual is incapacitated and unable to exercise such Eligible Individual’s Option or SAR, such Eligible Individual’s legal guardian or legal representative whom the Committee deems appropriate based on all applicable facts and circumstances presented to the Committee may exercise such Eligible Individual’s Option or SAR, in accordance with the provisions of this Plan and the applicable Option or SAR Agreement. The person or persons to whom an Option or SAR is transferred by will or by the laws of descent and distribution (or pursuant to the first sentence of this Section 8.6) thereafter shall be treated as the Eligible Individual under this Plan.

8.7. Share Limitations.

(a) Other than Non-Employee Directors. Subject to subsection (b) immediately below, an Eligible Individual may not be granted in any calendar year Options, or SARs, or one or more Options and SARs in any combination which in the aggregate relate to more than 500,000 shares of Stock.

(b) Non-Employee Directors. Notwithstanding subsection (a) immediately above, a Non-Employee Director may not be granted in any calendar year Options, or SARs, or one or more Options and SARs in any combination which in the aggregate relate to more than $250,000 in aggregate value at grant date(s), based on the accounting value as recognized by the Company.

SECTION 9. PERFORMANCE-BASED AWARDS

9.1. Establishment of Performance Goals. If, at the time of grant, the Committee intends an award to qualify as “performance based compensation” within the meaning of Code Section 162(m)(4), the Committee must establish in writing, objective performance goals for the applicable Performance Period no later than ninety (90) days after the Performance Period begins (but in no event after twenty-five percent (25%) of the Performance Period has elapsed), and while the outcome as to the performance goals is substantially uncertain. Such performance goals established by the Committee shall be based on one or more of the criteria described in Section 9.2.

9.2. Performance Measures. A performance goal may be based on any one or more or any combination (in any relative proportion) of the following: share price, market share, cash flow, revenue, revenue growth, earnings per share, operating earnings per share, operating earnings, earnings before interest, taxes, depreciation and amortization, return on equity, return on assets, return on capital, return on investment, net income, net income per share, economic value added, market value added, store sales growth, customer growth, maintenance and satisfaction performance goals and employee opinion survey results measured by an independent firm, and strategic business objectives, consisting of one or more objectives based on meeting specific cost or profit targets or margins, business expansion goals and goals relating to acquisitions or divestitures. Each goal, with respect to a performance period, may be expressed on an absolute and/or relative basis, may be with respect to Company performance as a whole, operating group or sub-group performance, business unit performance, individual Subsidiary performance, other group or individual performance, or division performance, and may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or of any one or more business units of the Company or its Subsidiaries, and/or the past or current performance of other companies, or an index. For the avoidance of doubt, any performance measures that are financial metrics will be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or will be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP; provided, however, that the Committee may elect to use other standards for performance goals that are not intended to meet the requirements of performance-based compensation under Code Section 162(m).

9.3. Certification of Performance. A Participant otherwise entitled to receive an award intended to meet the requirements of performance-based compensation under Code Section 162(m) and the regulations thereunder for any Performance Period shall not receive a settlement of the award until the Committee has determined that the applicable performance goal(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this subsection, such exercise of discretion may not result in an increase in the amount of the payment with respect to such award.

9.4. Extraordinary Items. In establishing any performance goals, the Committee may, no later than the date such performance goals are established in accordance with Section 9.1, provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management Discussion and Analysis of Financial Condition and Results of Operations accompanying such financial statements: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) extraordinary, unusual, and/or infrequently incurring items of gain or loss; (d) gains or losses on acquisitions or divestitures or store closings; (e) domestic pension expenses; (f) noncapital, purchase accounting items; (g) changes in tax or accounting principles, regulations or laws; (h) mergers or acquisitions; (i) integration costs disclosed as merger related; (j) accruals for reorganization or restructuring programs; (k) investment income or loss; (l) foreign exchange gains and losses; and (m) tax valuation allowances and/or tax claim judgment or settlements. To the extent the exclusion of any item affects awards intended to constitute performance-based compensation under Code Section 162(m), such exclusion shall be specified in a manner that satisfies the requirements of Code Section 162(m) and the regulations thereunder, including without limitation the requirement that performance goals be objectively determinable.

SECTION 10. SECURITIES REGISTRATION

For Stock issued pursuant to this Plan, the Company at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to an Eligible Individual under the Securities Act of 1933, as amended, or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to an Eligible Individual; however, the Company shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by an Eligible Individual.

SECTION 11. LIFE OF PLAN

No award shall be granted under this Plan on or after the earlier of: (a) the tenth (10th) anniversary of the date the Company adopts this Plan, in which event this Plan otherwise thereafter shall continue in effect until all

Options and SARs have been exercised in full or no longer are exercisable and all Restricted Stock, Stock Unit and Other Stock-Based Award grants under this Plan have been forfeited or the forfeiture conditions on the related Stock or cash payments have been satisfied in full, or (b) the date on which all of the Stock reserved under Section 3 has been issued or is no longer available for use under this Plan and all cash payments due under any Stock Unit grants have been paid or forfeited, in which event this Plan also shall terminate on such date.

SECTION 12. ADJUSTMENT

12.1. Corporate Transactions. The Committee shall make equitable adjustments to reflect any corporate transaction, which may include (a) adjusting the number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3, the grant limitations described in Section 7.1(b) and Section 8.7, the number, kind or class (or any combination thereof) of shares of Stock subject to Options and SARs granted under this Plan and the applicable Option Price and SAR Share Value as well as the number, kind or class of shares of Stock subject to Restricted Stock, Stock Unit and Other Stock-Based Award grants under this Plan, (b) replacing outstanding awards with other awards of comparable value, (c) cancelling outstanding awards in return for a cash payment, and (d) any other adjustments that the Committee determines to be equitable. For purposes of this paragraph a corporate transaction includes without limitation any dividend (other than a cash dividend that is not an extraordinary cash dividend) or other distribution (whether in the form of cash, Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, combination of shares, reorganization, merger, consolidation, acquisition, split-up, spin-off, combination, repurchase or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction. Notwithstanding anything in this paragraph to the contrary, an adjustment to an Option or SAR under this paragraph shall be made in a manner that will not result in the grant of a new Option or SAR under Code Section 409A or cause the Option or SAR to fail to be exempt from Code Section 409A.

12.2. General. If any adjustment under this Section 12 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any grant shall be the next lower number of shares of Stock, rounding all fractions downward. Any adjustment made under this Section 12 by the Committee shall be conclusive and binding on all affected persons.

12.3. Change in Control.

(a) Upon the occurrence of a Change in Control, except to the extent specified in a Stock Agreement, any non-vested portion of an Eligible Individual’s award shall fully vest in the event of either

(i) the failure by the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), to assume or continue the Company’s rights and obligations under each or any award or portion thereof outstanding immediately prior to the Change in Control, or to substitute for each or any such outstanding award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock or other consideration of equivalent value as of the effective date of the Change in Control; or

(ii) the Eligible Individual’s termination of employment within eighteen (18) months following a Change in Control on account of a termination by the Company (or any Acquiror) for any reason other than Cause or on account of an Eligible Individual’s resignation for Good Reason.

(b) For purposes of Section 12.3(a):

(i) “Cause” means (i) a material breach by the Eligible Individual (other than a breach resulting from the Eligible Individual’s incapacity due to a Disability) of the Eligible Individual’s duties and responsibilities which breach is demonstrably willful and deliberate on the Eligible Individual’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the

Company and is not remedied in a reasonable period of time after receipt of written (or electronic) notice from the Company specifying such breach; (ii) the commission by the Eligible Individual of a felony; or (iii) dishonesty or willful misconduct in connection with the Eligible Individual’s employment.

(ii) “Good Reason” shall mean, without the Eligible Individual’s written (or electronic) consent, (i) a reduction of more than ten percent (10%) in the sum of the Eligible Individual’s annual base salary and target bonus under Company’s Annual Incentive Plan; (ii) the Eligible Individual’s mandatory relocation to an office more than fifty (50) miles from the primary location at which the Eligible Individual was previously required to perform his or her duties; or (iii) any other action or inaction that constitutes a material breach of the terms of this Agreement, including failure of a successor company to assume or fulfill the obligations under this Agreement, provided that the Company shall have failed to remedy any Good Reason event within sixty (60) days of the Eligible Individual’s providing notice to the Company of the Good Reason event.

Notwithstanding the foregoing, with respect to any Eligible Individual who is party to an executive severance agreement or other employment agreement with the Company as of the date of his or her termination of employment (an “ESA”), “Cause” and “Good Reason” as used in Section 12.3(a) shall have the same meaning as those terms are defined in the Eligible Individual’s ESA.

(c) Excess Parachute Payment Limitations. Notwithstanding any provision of the Plan or a Stock Agreement to the contrary for awards issued on or after April 9, 2015, if any portion of any payment or benefit under this Plan, either individually or in conjunction with any payment or benefit under any other plan, agreement or arrangement with the Company (all such payments and benefits are collectively referred to as, the “Total Payments”), would constitute an “excess parachute payment” within the meaning of Code Section 280G, that is subject to the excise tax imposed by Code Section 4999, then such payments or benefits made hereunder to the Participant shall be reduced, such that the value of the Total Payments that the Participant is entitled to receive shall be $1 less than the maximum amount which the Participant may receive without becoming subject to the excise tax under Section 4999; provided, however, that such reduction shall only apply if it results in the Participant receiving a greater amount on an after-tax basis that he or she would receive absent such reduction. For purposes of this Section 12.3(c), the determination of whichever amount is greater on an after-tax basis shall be (i) based on maximum federal, state and local income and employment tax rates and the tax that would be imposed on the Participant pursuant to Code Section 4999 and (ii) made at Company expense by an independent accountants selected by the Company and the Participant (which may be the Company’s income tax return preparers if Participant so agrees), and such determination shall be final and binding on both the Participant and the Company.

SECTION 13. AMENDMENT OR TERMINATION

The Board or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval of stockholders of the Company, no amendment or modification to the Plan may: (a) materially modify the Plan in any way that would require stockholder approval under any regulatory requirement that the Committee determines to be applicable, including without limitation, the rules of any exchange or (b) modify the prohibition on repricing an Option or SAR as set forth in Sections 8.3 and 8.5, respectively. No amendment, modification, suspension or termination of the Plan shall have a materially adverse effect on any vested and outstanding award on the date of such amendment, modification, suspension or termination, without the written (or electronic) consent of the affected grantee. Notwithstanding the foregoing, no Eligible Individual consent shall be needed for an amendment, modification, or termination of the Plan if the Committee determines such amendment, modification, or termination is necessary or advisable for the Company to comply with applicable law (including Code Section 409A), regulation, rule, or accounting standard. Suspension or termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it with respect to awards under this Plan prior to the date of such suspension or termination.

SECTION 14. MISCELLANEOUS

14.1. Stockholder Rights. No Eligible Individual shall have any rights as a stockholder of the Company as a result of the grant of an Option or SAR under this Plan or his or her exercise of such Option or SAR pending the actual delivery of any Stock subject to such Option or SAR to such Eligible Individual. Except as otherwise provided in this Plan, an Eligible Individual’s rights as a stockholder in the shares of Stock related to a Restricted Stock or Other Stock-Based Award grant shall be set forth in the related Stock Agreement.

14.2. No Contract of Employment or Contract for Services. The grant of an award to an Eligible Individual under this Plan shall not constitute a contract of employment or contract for the performance of services or an agreement to continue his or her status as an Eligible Individual and shall not confer on an Eligible Individual any rights in addition to those rights, if any, expressly set forth in any Stock, Option or SAR Agreement.

14.3. Coordination with Corporate Policies. Shares of Stock and cash acquired by an Eligible Individual under this Plan shall be subject to share retention, forfeiture, and clawback policies established by the Company in accordance with the terms of such policies.

14.4. Withholding. The exercise of any Option or SAR granted under this Plan and the acceptance of a Restricted Stock, Stock Unit or Other Stock-Based Award grant shall constitute an Eligible Individual’s full and complete consent to whatever action the Committee deems necessary to satisfy the minimum tax withholding requirements, if any, which the Committee acting in its discretion deems applicable. Subject to applicable law, the Committee, in its discretion, shall have the right to condition the delivery of any shares of Stock (or other benefit) under the Plan on the satisfaction of an Eligible Individual’s applicable withholding obligation and shall have the right to satisfy such tax withholding requirements, if any: (a) through cash payment by the Eligible Individual; (b) with the Committee’s consent, through the surrender of shares of Stock which the Eligible Individual already owns (provided, however, that to the extent shares of Stock described in this subsection (b) are used to satisfy more than the minimum statutory withholding obligation, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this subsection (b) shall be limited to shares of Stock held by the Eligible Individual for not less than six (6) months prior to the payment date); or (c) through the surrender of shares of Stock to which the Eligible Individual is otherwise entitled under the Plan; provided, however, that such shares of Stock under this subsection (c) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income) (or any higher withholding amount permitted by applicable regulatory requirements without triggering variable accounting under GAAP).

14.5. Compliance with Code Section 409A. To the extent that amounts payable under this Plan are subject to Code Section 409A, the Plan is intended to comply with Code Section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with this intention.

14.6. Requirements of Law. The granting of awards and the issuance of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.7. Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. Such foregoing right of indemnification shall not apply in circumstances involving such person’s bad faith or willful misconduct. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

14.8. Headings and Captions. The headings and captions here are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

14.9. Governing Law. This Plan shall be governed under the internal laws of the state of Wisconsin without regard to principles of conflicts of laws, to the extent not superseded by federal law. The state and federal courts located in the state of Wisconsin shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of the Plan.

14.10. Invalid Provisions. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.11. Conflicts. In the event of a conflict between the terms of this Plan and any Stock, Option or SAR Agreement, the terms of the Plan shall prevail.

14.12. Successors. All obligations of the Company under the Plan with respect to awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14.13. Deferral of Awards. The Committee may, in a Stock Agreement or otherwise, establish procedures for the deferral of Stock or cash deliverable upon settlement, vesting or other events with respect to Restricted Stock, Stock Units or Other Stock-Based Awards. Notwithstanding anything herein to the contrary, in no event will any deferral of Stock or any other payment with respect to any award granted under the Plan be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Code Section 409A.

14.14. Employees in Foreign Jurisdictions. Notwithstanding any provision of this Plan to the contrary, in order to achieve the purposes of this Plan or to comply with provisions of the laws in countries outside the United States in which the Company operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Eligible Individuals (if any) employed by the Company outside the United States should participate in the Plan, (ii) modify the terms and conditions of any awards made to such Eligible Individuals, and (iii) establish sub-plans and other award terms, conditions and procedures to the extent such actions may be necessary or advisable to comply with provisions of the laws in such countries outside the United States in order to assure the lawfulness, validity and effectiveness of awards granted under this Plan.

14.1. Reimbursement of Excess Awards. If the Company’s financial statements or approved performance measures under the Plan are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of Excess Awards paid under the Plan to an Employee (and any other Employee who is determined to have known of or been involved in any such misconduct) for the relevant performance period(s). For purposes of the Plan, an “Excess Award” means the positive difference, if any, between (a) the performance-based award paid to an Employee under the Plan and (b) the performance-based award that would have been paid to the Employee, had the award been calculated based on the Company’s financial statements or performance measures as restated. The Company will not be required to award Employees an additional Plan-related payment should the restated financial statements or performance measures result in a higher performance-based award under the Plan.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the LANDS’ END, INC. instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS 1 LANDS’ END LANE If you would like to reduce the costs incurred by our company in mailing proxy materials, DODGEVILLE, WISCONSIN 53595 you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E22967-P88125 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LANDS’ END, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. Election of Directors ! ! ! Nominees: 01) Robert A. Bowman 05) Josephine Linden 02) Robert Galvin 06) John T. McClain 03) Jerome S. Griffith 07) Jignesh Patel 04) Elizabeth Leykum 08) Jonah Staw The Board of Directors recommends you vote FOR the following: For Against Abstain 2. Advisory vote to approve the compensation of our Named Executive Officers. ! ! ! 3. Approve the Lands’ End, Inc. 2017 Stock Plan. ! ! ! 4. Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for ! ! ! fiscal year 2017. NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name or names appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title. Joint owners should each sign personally. All holders must sign. If a corporation or a partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

LANDS’ END, INC. ADMISSION TICKET
You should present this admission ticket in order to gain admittance to the 2017 Annual Meeting of Stockholders. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronics will not be permitted at the meeting.
DIRECTIONS TO THE 2017 ANNUAL MEETING OF STOCKHOLDERS OF LANDS’ END, INC.
Directions from Madison, Wisconsin:
From US-18 W/US-151 S/Verona Rd. Merge onto US-18 W/Dodgeville Expressway via EXIT 47 toward Dodgeville/Prairie du Chien. Pass through 1 roundabout. Turn right on HWY-23, then left on King St/County Hwy-YZ. Take the 1st right onto Lands’ End Lane.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.
E22968-P88125
Lands’ End, Inc.
This Proxy is Solicited on Behalf of the Board of Directors of Lands’ End, Inc.
May 11, 2017
The undersigned, revoking any proxy previously given, hereby appoint(s) James F. Gooch, Bernard L. McCracken and Dorian R. Williams, all of whom are officers of Lands’ End, Inc., and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders of Lands’ End, Inc. to be held on May 11, 2017 and at any adjournment or postponement of the Annual Meeting, and authorizes each proxy to vote at his discretion on any other matter that may properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting INCLUDING WITHOUT LIMITATION TO VOTE ON THE ELECTION OF SUCH SUBSTITUTE NOMINEES FOR DIRECTOR AS SUCH PROXIES MAY SELECT IN THE EVENT THAT ANY NOMINEE(S) NAMED ON THIS PROXY CARD BECOME(S) UNABLE TO SERVE AS A DIRECTOR.
This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the Annual Meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors, FOR proposal 2, FOR proposal 3 and FOR proposal 4.
SEE REVERSE SIDE